Exhibit 2

CREATIVE TECHNOLOGY LTD

ANNUAL REPORT

CHAIRMAN’S MESSAGE

Dear Shareholders,

Fiscal 2006 was a difficult and challenging year for Creative. However, we continued to realize significant achievements on the product and technology fronts, the most high-profile of which I believe was the award of a U.S. patent for the user interface for portable media players (which we refer to as the “ZEN™ Patent”). Creative then scored a major success with a payment of $100 million from Apple as part of our recent settlement, which includes a license for Apple to use the ZEN Patent.

The award of the ZEN Patent in August 2005 was an important milestone in our research and development efforts, particularly for personal digital entertainment products. It recognized our early innovation and development efforts in portable media players. The ZEN Patent was awarded to Creative for our invention of the user interface for portable media players, including many of the Creative ZEN and earlier NOMAD® Jukebox MP3 players, and found in some competing players, such as the Apple® iPod® products, and certain cell phones with music functions. The ZEN Patent covers the user interface that enables users of portable media players to efficiently and intuitively navigate among and select tracks on players which store large numbers of songs.

During this fiscal year, we have explored and continue to explore the opportunities that the patent affords us, including licensing programs, partnerships and potential legal remedies. We initiated our first such legal action in May 2006 when we filed complaints against Apple for infringement of the ZEN Patent. In August 2006, we entered into a broad settlement with Apple ending all legal disputes between the two companies. The settlement terms included a requirement for Apple to pay Creative $100 million for a paid-up license to use the ZEN Patent in their products. In addition, we will also join Apple’s “Made for iPod” program, under which we will be able to make and sell accessory products such as speaker systems for Apple’s iPod players.

Our success with the ZEN Patent has opened up significant new future opportunities for us. In addition to the potential for future income from licensing programs with portable media player and cell phone companies, our upcoming participation in the “Made for iPod” program can provide significant new market opportunities for our high growth and high margin businesses, such as docking and portable speaker systems, earphones and headphones, and our forthcoming new X-Fi enabled audio enhancement products. We will be announcing our iPod accessory products later this year.

Before I continue with other developments on the product and technology front, I would like to give you a review of the financial performance for the past fiscal year. Our financial performance was negatively affected by the adverse market conditions for MP3 digital audio players during the year. The MP3 market continued to be adversely affected by the aggressive pricing practices and intense competition, exerting severe pressure on gross margins. This situation was aggravated by the market price instability for flash memory, resulting in a substantial write-down of flash memory inventory when flash memory prices dropped sharply. The effect of the turbulent and disruptive business environment for MP3 players is reflected in the financial results for the year - a steep decline in gross margins, resulting in a large operating loss and a net loss for the fiscal year.

Sales for fiscal year 2006 were $1.1 billion compared to $1.2 billion for the fiscal year 2005. Gross profit as a percentage of sales was 15% in fiscal 2006, compared to 22% in fiscal 2005. Net loss for fiscal 2006 was $118 million, compared to net income of $0.6 million in fiscal 2005. Net loss for fiscal 2006 included net investment gains of $19 million and one-time charges of $42 million primarily related to goodwill and restructuring charges for 3Dlabs, while net income for fiscal 2005 included net investment gains of $74 million and a non-cash impairment charge for 3Dlabs of $65 million. Excluding these investment gains and other charges, the results would have been a net loss of $95 million for fiscal 2006 and $9 million for fiscal 2005.

On the product and technology front, in addition to the ZEN Patent as highlighted above, an important milestone was reached in our audio product business with the launch of the Sound Blaster® X-Fi™ sound cards. In the previous year, we had further strengthened our unrivaled leadership position in PC audio with the introduction of what I believe will be the future direction of audio – the new Xtreme Fidelity™ audio standard. The new Sound Blaster X-Fi cards are the first products under the new Xtreme Fidelity audio standard and using the X-Fi Xtreme Fidelity audio processor. The Sound Blaster X-Fi sound cards have ground-breaking technologies to dramatically improve the audio experience with music, games, movies and audio creation.

The newly introduced Xmod, an X-Fi USB module, helps to bring the X-Fi experience to desktop and notebook PC and Mac users. The small module is easy to use and plugs easily to the USB port without the need to install any software. It instantly enhances poor quality MP3 music to very high-quality, 24-bit surround audio.

During the year we had continued to focus our R&D resources on innovation in both technical product design and visual ID of our products, which are key to our MP3 digital audio and other personal digital entertainment products. We also continued to work on leveraging our leadership in audio technology to improve our competitive position in the MP3 digital audio market. The success of these efforts can be seen in the highly acclaimed award-winning ZEN Vision:M, which won both “Best of CES 2006: MP3 & Portable Video” and the coveted “Best of CES 2006: Best In Show” awards at the Consumer Electronics Show in Las Vegas in January 2006. The ZEN Vision: M, with a 30GB or 60GB capacity, is a versatile digital player for video, photos and music with a vibrant 2.5” full-color screen, and has garnered many positive reviews.

In addition to the ZEN Vision:M, we introduced other exciting new products in our line-up of MP3 digital audio players, including the ZEN Vision W, ZEN V and ZEN V Plus players. The ZEN Vision W sports a large 4.3” wide aspect screen that allows you to view movies and photos in beautiful widescreen format. You can carry up to 15,000 songs on the player, or listen to your favorite music on the built-in FM radio. The tiny ZEN V and ZEN V Plus are flash-based players with a colorful OLED display and a scratch-resistant coating. The ZEN V Plus offers all of the great features of the ZEN V, and it adds video and FM radio playback.

For speaker products, we have focused on expanding our line of PlayDock®, TravelDock™ and TravelSound™ portable speakers which combine great design, portability and ease of use with excellent audio clarity for a variety of MP3 players. Creative has also introduced a range of headphone and earphones such as the ZEN Aurvana™ In-Ear Earphones with noise-isolation technology, which offer superb audio reproduction and highly effective ambient noise reduction.

Moving forward, our key focus in the near term is to return to profitability by focusing on several key strategic areas, including:

•	growing our audio business by expanding the market for X-Fi beyond sound cards and the PC;

•	focusing our speaker business on what we believe are the high-growth and higher margin segments of the market, including docking and portable speaker systems for the MP3 digital audio market, headphones and lifestyle speakers for the home;

•	streamlining our MP3 player business with a focus on a few strategic high-volume and profitable products instead of the large number of product offerings we currently have;

•	exploring strategic alternatives for improving operations including in the areas of supply chain, procurement and inventory management; and

•	reducing the overall level of operating expenses.

We see tremendous potential growth opportunities for expanding X-Fi beyond the PC space into the consumer electronics and cell phone markets, and beyond the X-Fi sound cards into speakers and headphones, portable music and video players, digital entertainment products for the living room, and other X-Fi-enabled audio enhancement products such as the Xmod and X-Fi docking devices. In particular, with our upcoming participation in the “Made for iPod” program, we are very excited about the further market potential for our future family of such X-Fi audio enhancement products in the iPod market. We also look forward to the new market opportunities for our speaker systems and our recently introduced line of earphones and headphones provided by this program.

I believe the future of Creative lies in focusing on our key competence - advanced audio technologies. We have invented numerous ground-breaking audio technologies and we will now significantly increase our focus on marketing and exploiting them to their full potential. With a strong focus on advanced audio technologies, we can maximize our returns by expanding our audio business to include licensing of technologies and selling of audio components or sub-systems, which are the high margin segments of the audio business.

Sim Wong Hoo

Chairman & Chief Executive Officer

SELECTED CONSOLIDATED FINANCIAL DATA

The following table contains selected data from Creative’s Consolidated Statements of Operations for the five years ended June 30, 2006. The data for the three years ended June 30, 2006 is derived from and should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this annual report. The data for the two years ended June 30, 2003 and 2002 is derived from the audited financial statements which are not included in this annual report.

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(US$’000, EXCEPT PER SHARE DATA):

	For the years ended June 30
	2006	2005	2004	2003	2002(1)
Sales, net (2)	$1,127,531	$1,224,411	$814,853	$701,769	$805,905
Cost of goods sold	963,217	949,151	533,513	452,952	543,382

Gross profit	164,314	275,260	281,340	248,817	262,523

Operating expenses:
Selling, general and administrative (2)	195,197	196,258	167,588	162,839	170,122
Research and development	77,186	82,325	69,504	58,775	38,248
Other charges (3)	37,351	65,225	—	—	26,080

Operating (loss) income	(145,420)	(68,548)	44,248	27,203	28,073

Gain (loss) from investments, net	18,904	74,405	72,602	(6,049)	(45,414)
Interest income	6,241	3,571	4,592	2,623	3,612
Interest expense	(9,411)	(3,674)	(1,001)	(1,495)	(648)
Others	3,572	(4,260)	5,685	3,736	2,191

(Loss) income before income taxes and minority interest	(126,114)	1,494	126,126	26,018	(12,186)

Provision for income taxes (4)	7,150	(969)	8,539	(2,720)	(5,698)
Minority interest in loss (income)	805	63	(418)	79	(1,843)

Net income (loss)	$(118,159)	$588	$134,247	$23,377	$(19,727)

Basic (loss) earnings per share	$(1.42)	$0.01	$1.66	$0.30	$(0.27)

Weighted average ordinary shares outstanding (‘000)	83,093	82,661	80,654	79,202	73,182

Diluted (loss) earnings per share	$(1.42)	$0.01	$1.61	$0.29	$(0.27)

Weighted average ordinary shares and equivalents outstanding (‘000)	83,093	85,333	83,630	80,851	73,182

Dividends declared per share	$0.25	$0.50	$0.25	$0.25	$0.25

CONSOLIDATED BALANCE SHEET DATA (US$’000):

	As of June 30
	2006	2005	2004	2003	2002 (1)
Cash and cash equivalents	$213,995	$187,246	$211,077	$232,053	$166,917
Working capital	405,907	506,527	297,502	209,389	165,945
Total assets	830,613	1,077,474	940,848	646,843	666,378
Long-term debt, net of current maturities	206,593	209,455	35,614	39,027	16,782
Shareholders’ equity	393,153	581,132	691,497	428,837	423,952

Notes:

(1)	Financial data for fiscal year 2002 includes the results of 3Dlabs Inc., Ltd (“3Dlabs”), which was acquired during fiscal year 2002, from the date the acquisition was completed.

(2)	In fiscal year 2002, Creative adopted Emerging Issues Task Force (“EITF”) Issue No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” As a result, certain consideration paid to distributors and resellers of its products has been reclassified as a revenue offset rather than as selling, general and administrative expense.

(3)	Included in the results of operations are the following other charges: in fiscal year 2006, a $37.3 million charge which comprised a $31.4 million impairment charge relating to the goodwill and other intangible assets of 3Dlabs, a $4.9 million restructuring charge relating to 3Dlabs, and $1.0 million in employee separation costs under a worldwide workforce reduction exercise; in fiscal year 2005, a $65.2 million impairment charge relating to the goodwill and intangible assets of 3Dlabs; and in fiscal year 2002, a $26.1 million charge for the write-off of in-process technology arising from the acquisition of 3Dlabs.

(4)	As described in Note 10 of “Notes to Consolidated Financial Statements,” Creative was granted a new Pioneer Certificate under the International Headquarters Award that will expire in March 2010. Under the new Pioneer Certificate, profits arising from qualifying activities will be exempted from income tax in Singapore, subject to certain conditions. As a result of obtaining the new Pioneer Certificate, provision for income taxes in fiscal year 2006 and 2004 includes a $10.0 million and $12.3 million reversal of income taxes. The reversal was related to corporate taxes provided for in full for profits arising from qualifying activities from the commencement date of the new Pioneer Certificate until the second quarter of fiscal year 2004, based on the standard tax rates of 24.5% for fiscal year 2001 and 22% for fiscal years 2002 and 2003 and 20% for fiscal year 2004. These standard corporate income tax rates continue to be applicable to profits arising from activities excluded from the new Pioneer Certificate. See Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) for further discussion.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for the historical information contained herein, the matters set forth are forward-looking statements and are subject to certain risks and uncertainties that could cause Creative’s actual results to differ materially. Such risks and uncertainties include: Creative’s ability to timely develop new products that gain market acceptance and to manage frequent product transitions; competitive pressures in the marketplace; a reduction or cancellation of sales orders for Creative products; accelerated declines in the average selling prices of Creative’s products or any prices of components; Creative’s ability to successfully integrate acquisitions; potential fluctuations in quarterly results due to the seasonality of Creative’s business and the difficulty of projecting such fluctuations; possible disruption in commercial activities caused by factors outside of Creative’s control, such as terrorism, armed conflict and labor disputes; a reduction in demand for computer systems, peripherals and related consumer products as a result of poor economic conditions, social and political turmoil; major health concerns; the proliferation of sound functionality in new products from competitors at the application software, chip and operating system levels; the deterioration of global equity markets; exposure to excess and obsolete inventory; Creative’s reliance on sole sources for many of its chips and other key components; component shortages which may impact Creative’s ability to meet customer demand; Creative’s ability to protect its proprietary rights; Creative’s ability to successfully manage its expanding operations; the vulnerability of certain markets to current and future currency fluctuations; the effects of restricted fuel availability and rising costs of fuel; fluctuations in the value and liquidity of Creative’s investee companies; and the potential decrease in trading volume and value of Creative’s Ordinary Shares as a result of the Flow Back Restriction that commenced on June 1, 2003 and Creative’s previous plan and any future plans to delist from NASDAQ and to eliminate its U.S. reporting obligations. For further information regarding the risks and uncertainties associated with Creative’s business, please refer to its filings with the SEC, including its Form 20-F for fiscal 2005 filed with the SEC. Creative undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in Creative’s expectations.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

GENERAL

Management’s Discussion and Analysis of Financial Condition and Results of Operations are based upon Creative’s Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgements about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management believes the following critical accounting policies affect its more significant estimates and assumptions used in the preparation of its consolidated financial statements:

Revenue recognition;

Allowances for doubtful accounts, returns and discounts;

Product warranties;

Valuation of inventories;

Valuation of investments;

Valuation of goodwill and other intangible assets;

Assessment of the probability of the outcome of current litigation; and

Accounting for income taxes.

REVENUE RECOGNITION

Revenue from product sales is recognised when persuasive evidence of an arrangement exists, title and risk of loss have been transferred, delivery has occurred, the price is fixed or determinable, and collection is probable. Allowances are provided for estimated returns, discounts and warranties. Management analyzes historical returns, current economic trends and changes in customer demand and acceptance of its products when evaluating the adequacy of the sales returns allowance. Such allowances are adjusted periodically to reflect actual and anticipated experience. When recognizing revenue, Creative records estimated reductions to revenue for customer and distributor programs and incentive offerings, including price protection, promotions, other volume-based incentives and rebates. Significant management judgement and estimates must be used in connection with establishing these allowances in any accounting period. Creative may take action when necessary in response to market conditions to increase customer incentive offerings, possibly resulting in an incremental reduction of revenue at the time the incentive is offered.

ALLOWANCES FOR DOUBTFUL ACCOUNTS, RETURNS AND DISCOUNTS

Creative distributes its products primarily through third party resellers. Creative establishes allowances for doubtful accounts, returns and discounts for specifically identified doubtful accounts, returns and discounts based on credit profiles of its customers, current economic trends, contractual terms and conditions and historical payment, return and discount experience. Management performs ongoing credit evaluations of customers’ financial condition and uses letters of credit in certain circumstances. Credit insurance coverage is obtained when coverage is available and feasible. However, Creative is not able to procure credit insurance coverage for all customers as insurers have excluded certain customers and geographic markets. In the event actual returns, discounts and bad debts differ from the company’s estimates, or Creative adjusts these estimates in future periods, its operating results and financial position could be adversely affected.

PRODUCT WARRANTIES

The warranty period for the bulk of Creative’s products typically ranges between 1 to 3 years. The product warranty accrual reflects management’s best estimate of probable liability under its product warranties. Management determines the warranty provision based on known product failures (if any), historical experience, and other currently available evidence. If actual experience of product returns or cost of repair differ from the management’s estimates, revisions to the estimated warranty liability would be required and could have a material effect on Creative’s future results of operations.

VALUATION OF INVENTORIES

Creative states inventories at the lower of cost or market. The company records a write-down for inventories of components and products which have become obsolete or are in excess of anticipated demand or net realizable value. Management performs a detailed assessment of inventory at each balance sheet date to establish provisions for excess and obsolete inventories. Management’s evaluation includes a review of, among other factors, historical sales, current economic trends, forecasted sales, demand requirements, product lifecycle and product development plans, quality issues, and current inventory levels. The markets for PC peripherals and personal digital entertainment products are subject to a rapid and unpredictable pace of product and component obsolescence and demand changes. If future demand or market conditions for the company’s products are less favorable than forecasted or if unforeseen technological changes negatively impact the utility of component inventory, Creative may be required to record write-downs which would negatively affect gross margins in the period when the write-downs are recorded and its operating results and financial position could be adversely affected.

VALUATION OF INVESTMENTS

Creative holds equity investments in various companies from less than 1% to 100% of the issuer’s outstanding capital stock. Investments in companies in which Creative acquires more than 50% of the outstanding capital stock and which are under Creative’s effective control, are treated as investments in subsidiaries, and the balance sheets and results of operations are fully consolidated after making an allowance for any minority interests. Companies in which Creative’s investments total between 20% and 50% of such company’s capital stock are treated as associated companies and recorded on an equity basis, whereby the cost of investment is adjusted to recognise Creative’s share of all post acquisition results of operations.

As for investments of less than 20%, non-quoted investments are carried at cost, less provisions for permanent impairment where necessary, and quoted investments are reported at fair value with the unrealised gains and losses included as a separate component of shareholders’ equity. The investment portfolio is monitored on a periodic basis for impairment. Creative’s investments in these companies are inherently risky because the markets for the technologies or products they have under development are typically in the early stages and may never develop. In the event that the carrying value of an investment exceeds its fair value and the decline in value is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis for the investment is established. Fair values for investments in public companies are determined using quoted market prices. Fair values for investments in privately-held companies are estimated based upon one or more of the following: pricing models using historical and forecasted financial information and current market rates, liquidation values, the values of recent rounds of financing, or quoted market prices of comparable public companies.

In order to determine whether a decline in value is other-than-temporary, Creative evaluates, among other factors: the duration and extent to which the fair value has been less than the carrying value; the financial condition of and business outlook for the company, including key operational and cash flow metrics, current market conditions and future trends in the company’s industry, and the company’s relative competitive position within the industry; and Creative’s intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair value.

VALUATION OF GOODWILL AND OTHER INTANGIBLE ASSETS

Creative uses the purchase method of accounting for business combinations, in line with Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standard (“SFAS”) No. 141 “Business Combinations.” The purchase method of accounting for acquisitions requires extensive use of accounting estimates and judgements to allocate the purchase price paid to the fair value of the net tangible and intangible assets acquired, including in-process technology. The allocation of the purchase price is based on independent appraisals. The amounts and useful lives assigned to intangible assets could impact future amortization. The amount assigned to in-process technology is expensed immediately. If the assumptions and estimates used to allocate the purchase price are not correct, purchase price adjustments or future asset impairment charges could be required.

Creative reviews goodwill and purchased intangible assets for impairment annually and whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” Factors that Creative may consider important which could trigger an impairment review include the following:

•	significant under-performance relative to historical or projected future operating results;

•	significant changes in the manner of use of the acquired assets or the strategy for Creative’s overall business;

•	significant negative industry or economic trends;

•	significant decline in Creative’s stock price for a sustained period; and

•	Creative’s market capitalization relative to net book value.

When the existence of one or more of the above factors indicate that the carrying value of goodwill and other intangibles assets may be impaired, Creative measures the amount of impairment based on a combination of market comparable method and projected discounted cash flow method using a discount rate determined by the management to commensurate with the risk inherent in Creative’s current business model. Additionally, in response to changes in the PC peripherals and consumer electronics industries and changes in global or regional economic conditions, Creative may strategically realign its resources and consider restructuring, disposing or otherwise exiting businesses, which could result in an impairment of property, plant and equipment, identifiable intangibles or goodwill.

ASSESSMENT OF THE PROBABILITY OF THE OUTCOME OF CURRENT LITIGATION

Creative records accruals for loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

ACCOUNTING FOR INCOME TAXES

In preparing its financial statements, Creative estimates its income taxes for each of the jurisdictions in which it operates. This involves estimating the actual current tax exposure and assessing temporary differences resulting from differing treatment of items, such as reserves and accruals for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within Creative’s consolidated balance sheet. Significant management judgement is required in determining the provision for income taxes, deferred tax assets and liabilities and future taxable income for purposes of assessing the ability to realize any future benefit from its deferred tax assets. Creative provides for a valuation allowance with regard to its deferred tax assets as management believes that a substantial uncertainty exists regarding the realizability of these assets.

RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, selected statement of operations data as a percentage of sales:

	Years ended June 30
	2006	2005	2004
Sales, net	100%	100%	100%
Cost of goods sold	85	78	65

Gross profit	15	22	35

Operating expenses:
Selling, general and administrative	18	16	21
Research and development	7	7	8
Other charges	3	5	—

Operating (loss) income	(13)	(6)	6

Gain from investments, net	2	6	9
Interest income	1	—	—
Interest expense	(1)	—	—
Others	—	—	1

(Loss) income before income taxes and minority interest	(11)	—	16

Provision for income taxes	1	—	1
Minority interest in loss (income)	—	—	—

Net (loss) income	(10)%	—%	17%

The following table sets forth Creative’s net sales by product category expressed as a percentage of sales for the past three fiscal years:

	Percentage of Net Sales for fiscal years ended June 30
	2006	2005	2004
Personal Digital Entertainment	65%	63%	33%
Audio	13%	14%	25%
Speakers	13%	14%	23%
All Other Products	9%	9%	19%

YEAR ENDED JUNE 30, 2006 COMPARED TO YEAR ENDED JUNE 30, 2005

Net sales

Net sales for the year ended June 30, 2006 decreased by 8% compared to the year ended June 30, 2005. Sales of personal digital entertainment (“PDE”) products, which include digital audio players and digital cameras, decreased by 5% compared to fiscal year 2005 and represented 65% of sales in fiscal year 2006 compared to 63% of sales in fiscal year 2005. During the first six months of fiscal year 2006, sales of PDE products increased by 34% compared to the same period in the prior fiscal year, but sales of such products slowed significantly in the second half of the fiscal year. The slowdown in sales of PDE products in the second half of fiscal year 2006 was mainly due to a steep drop in flash memory prices during that period, which has created uncertainty and price instability in the retail market for flash-based digital audio players and contributed to a significant slowdown in worldwide sales of digital audio players, and Creative’s decision to streamline its lineup of digital audio players to focus on strategic and more profitable products. Sales of audio products, which consist of Sound Blaster audio cards and chipsets, decreased by 12% compared to fiscal year 2005 and represented 13% of sales in fiscal year 2006 compared to 14% in fiscal year 2005. The decrease in audio product sales was mainly due to a decrease in sales of low-end audio sound cards. Sales of speakers decreased by 12% in fiscal year 2006 compared to fiscal year 2005 and represented 13% of sales in fiscal year 2006 compared to 14% in fiscal year 2005. The decrease was primarily attributable to lower sales of non-multimedia speakers. Sales from all other products, which include graphics products, communication products, accessories and other miscellaneous items, decreased by 16% compared to fiscal year 2005 and represented 9% of sales in fiscal years 2006 and 2005. The decrease was primarily attributable to decreases in sales of graphics and communication products.

Gross profit

Gross profit in fiscal year 2006 was 14.6% of sales compared to 22.5% in fiscal year 2005. The decrease in gross profit was primarily attributable to a substantial write-down of flash memory inventory in the third quarter of fiscal year 2006 due to a steep drop in the flash memory prices. The drop in flash memory prices has caused market uncertainty that resulted in lower sales and reductions in the selling prices of digital audio players, which negatively impacted gross profit.

Operating expenses

Selling, general and administrative (“SG&A”) expenses in fiscal year 2006 decreased marginally by 1% compared to fiscal year 2005. As a percentage of sales, SG&A expenses were 18% of sales compared to 16% of sales in fiscal year 2005.

Research and development (“R&D”) expenses decreased by 6% compared to fiscal year 2005. As a percentage of sales, R&D expenses were 7% of sales in fiscal years 2006 and 2005.

Other charges of $37.3 million for fiscal year 2006 comprised a $4.9 million of restructuring charge related to 3Dlabs, a $31.4 million impairment of goodwill and other intangible assets charge related to 3Dlabs, and $1.0 million in employee separation costs under a worldwide workforce reduction exercise. The restructuring charge related to 3Dlabs was due to a change in business strategy to refocus on the portable handheld device market instead of the professional workstation graphics business. The restructuring charge comprised $3.0 million in employee severance costs, $0.3 million in facility exit costs and $1.6 million in fixed assets impairment write-downs. As a result of the change in business strategy, the fair value of 3Dlabs could no longer support the carrying value of the goodwill and other intangible assets associated with the acquisition of 3Dlabs in May 2002, and accordingly, Creative recorded a $31.4 million impairment of goodwill and other intangible assets in fiscal year 2006. See Note 3 and 12 of “Notes to Consolidated Financial Statements.”

The impairment of goodwill and intangible assets charge of $65.2 million in fiscal year 2005 resulted from a review of the goodwill and intangible assets of 3Dlabs during the second quarter of fiscal year 2005. During the second quarter of fiscal year 2005, management noted that the revenue of 3Dlabs continued to perform below expectations due to delays in the launch of new products. Therefore, in accordance with SFAS No. 142, an impairment test was performed by an independent assessor on the goodwill and other intangible assets of 3Dlabs. The fair value was determined based on a combination of the projected discounted cash flow method and the market comparable method whereby market multiples of 3Dlabs were compared to the market multiples of other publicly traded companies in similar lines of business. The conclusion of the impairment review was that the fair value of 3Dlabs could no longer support the carrying value of the remaining goodwill and other intangible assets associated with them. As a result, Creative recorded goodwill and other intangible assets impairment charge of $65.2 million in fiscal year 2005.

Net investment gain

Net investment gain of $18.9 million in fiscal year 2006 included a $20.9 million net gain from sales of investments offset by $2.0 million in write-downs of investments. Net investment gain of $74.4 million in fiscal year 2005 comprised a $86.0 million net gain from sales of investments offset by $11.6 million in write-downs of investments. The bulk of the net gain from the sales of investments was derived from sales of shares of SigmaTel, Inc. (“SigmaTel”).

As part of its long-term business strategy, from time to time, Creative makes strategic equity investments in companies that can provide Creative with technologies or products that management believes will give Creative a competitive advantage in the markets in which Creative competes.

Net interest

Net interest for fiscal year 2006 was an expense of $3.2 million compared to an expense of $0.1 million for fiscal year 2005. The higher net interest expense in fiscal year 2006 was due to the five-year $175.0 million syndicated term loan, of which $100.0 million was drawn-down in December 2004 and the remaining $75.0 million in February 2005.

Others

Others was an income of $3.6 million in fiscal year 2006, compared to an expense of $4.3 million in fiscal year 2005. Other income of $3.6 million in fiscal year 2006 comprised mainly of $1.4 million in dividends received from investments and $2.0 million in sundry income, the bulk of which pertained to a write-back of unclaimed invoices. Other expenses in fiscal year 2005 include an exchange loss of $4.2 million and share of equity-method investees’ losses of $1.6 million, offset partially by a $1.2 million in dividends received from investments.

Provision for income taxes

Provision for income taxes of foreign subsidiaries is based on the corporate income tax rates of the country in which the subsidiary is located. Net operating profits from some of the subsidiaries were not allowed to offset with the net operating losses sustained by subsidiaries from a different tax jurisdiction. In Singapore, Creative was granted a new Pioneer Certificate under the International Headquarters Award that will expire in March 2010. Profits arising from qualifying activities under the new Pioneer Certificate will be exempted from income tax, subject to certain conditions. The Singapore corporate income tax rate of 20% is applicable to the profits excluded from the new Pioneer Certificate.

In fiscal year 2006, tax write-back includes a $10.0 million reversal of income taxes. The reversal was related to corporate taxes provided for in full for profits arising from qualifying activities from the commencement date of the new Pioneer Certificate until the second quarter of fiscal year 2004, based on the standard tax rates of 24.5% for fiscal year 2001, 22% for fiscal years 2002 and 2003, and 20% for fiscal year 2004.

YEAR ENDED JUNE 30, 2005 COMPARED TO YEAR ENDED JUNE 30, 2004

Net sales

Net sales for the year ended June 30, 2005 increased by 50% compared to the year ended June 30, 2004. The revenue increase was mainly attributable to a substantial increase in sales of digital audio players. Sales of personal digital entertainment (“PDE”) products, which include digital audio players and web cameras, increased by 187% compared to fiscal year 2004 and represented 63% of sales in fiscal year 2005 compared to 33% of sales in fiscal year 2004. The strong demand for PDE products was driven by a number of factors, including the global marketing campaign launched in November 2004, competitive pricing of the Zen Micro hard drive player and the MuVo family of flash players and increased retail distribution of PDE products due to increased demand worldwide for digital audio players and web cameras. Sales of audio products, which consist of Sound Blaster audio cards and chipsets, decreased by 18% compared to fiscal year 2004, and as a percentage of sales, represented 14% of sales in fiscal year 2005 compared to 25% in fiscal year 2004. The decrease in audio sales was primarily due to lower sales of low-end audio products, which have been negatively impacted by sales of integrated motherboard audio solutions in value PCs. Sales of speakers decreased marginally by 4% in fiscal year 2005 compared to fiscal year 2004 and represented 14% of sales in fiscal year 2005 compared to 23% of sales in fiscal year 2004. Sales from all other products, which include graphics products, communication products, accessories and other miscellaneous items, decreased by 29% compared to fiscal year 2004 and represented 9% of sales in fiscal year 2005 compared to 19% of sales in fiscal year 2004. The decrease was primarily attributable to decreases in sales of graphics and communication products due to delays in the launch of new products by 3Dlabs and intense competition.

Gross profit

Gross profit in fiscal year 2005 was 22.5% of sales compared to 34.5% in fiscal year 2004. The decrease in gross profit was primarily attributable to the following: the mix of products sold in fiscal year 2005 with a higher percentage of sales coming from digital audio players, which generally have lower gross profit margins, and a lower percentage of sales coming from higher margin audio products; a write down in inventory due to a decline in the value of certain components including flash memory and hard drives; and significant price reductions on various digital audio players during the third and fourth quarters of fiscal year 2005. The markets in which Creative competes, especially the market for digital audio players, are characterized by intense competition and aggressive pricing practices. The price reductions on digital audio players were consistent with Creative’s competitive pricing strategy to solidify its position and to become a long-term leader in the market.

Operating expenses

SG&A expenses in fiscal year 2005 increased by 17% compared to fiscal year 2004. The increase in SG&A expenses was mainly attributable to an increase in sales volume and an increase in sales and marketing expenses, including the launch of a global marketing campaign. As a percentage of sales, SG&A expenses were 16% of sales compared to 21% of sales in fiscal year 2004.

R&D expenses increased by 18% compared to fiscal year 2004, primarily due to an increase in spending on product development. As a percentage of sales, R&D expenses were 7% of sales in fiscal year 2005 compared to 8% in fiscal year 2004.

The impairment of goodwill and intangible assets of $65.2 million in fiscal year 2005 resulted from a review of the goodwill and intangible assets of 3Dlabs during the second quarter of fiscal year 2005. In accordance with SFAS No. 142, Creative reviews goodwill and purchased intangible assets for impairment annually and whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. Creative typically performs its annual impairment assessment for goodwill and other intangible assets in the fourth quarter of its fiscal year. However, during the second quarter of fiscal year 2005, management noted that the revenue of 3Dlabs continued to perform below expectations due to delays in the launch of new products. As such, in accordance with SFAS No. 142, an impairment test was performed on the goodwill and other intangible assets that were acquired in connection with the acquisition of 3Dlabs in May 2002. An independent assessor was engaged to perform the impairment review. The fair value was determined based on a combination of the projected discounted cash flow method and the market comparable method whereby market multiples of 3Dlabs were compared to the market multiples of other publicly traded companies in similar lines of business. The conclusion of the impairment review was that the fair value of 3Dlabs could no longer support the carrying value of the remaining goodwill and other intangible assets associated with them. As a result, Creative recorded a goodwill impairment charge of $62.5 million and other intangible assets impairment charge of $2.7 million in the second quarter of fiscal year 2005. See Note 3 of “Notes to Consolidated Financial Statements”. As at the end of the fiscal year 2005, Creative concluded that there had not been any significant change in the fair value of the intangible assets since the second quarter of fiscal year 2005.

Net investment gain

Net investment gain of $74.4 million in fiscal year 2005 comprised a $86.0 million net gain from sales of investments offset by $11.6 million in write-downs of investments. The bulk of the net gain from the sales of investments was derived from sales of shares of SigmaTel. Net investment gain of $72.6 million in fiscal year 2004 comprised a $52.9 million net gain from sales of investments and a $23.1 million non-cash gain on a “deemed disposal” of interests in SigmaTel, which was then an associated company, offset by $3.4 million in write-downs of investments. The “deemed disposal” of interests in SigmaTel resulted from SigmaTel’s initial public offering of common stock in the United States. As a result of SigmaTel’s initial public offering, Creative’s ownership percentage in the company was reduced even though Creative did not dispose any of its shareholdings during the initial public offering. This reduction was treated in accordance with U.S. GAAP as a “deemed disposal,” which represents the net increase in Creative’s share of the net assets of SigmaTel, as a result of the initial public offering. The net gain of $52.9 million in fiscal year 2004 from sales of investments includes a $38.1 million net gain from sales of interests in SigmaTel where it ceased to be an equity-method investee company.

As part of its long-term business strategy, from time to time, Creative makes strategic equity investments in companies that can provide Creative with technologies or products that management believes will give Creative a competitive advantage in the markets in which Creative competes.

Net interest

Net interest for fiscal year 2005 was an expense of $0.1 million compared to net interest income of $3.6 million for fiscal year 2004. The decrease in net interest income by $3.7 million was mainly due to a lower average cash balance and additional interest expense arising from the five-year $175.0 million syndicated term loan that was drawn-down in fiscal year 2005.

Others

Others was an expense of $4.3 million in fiscal year 2005 compared to income of $5.7 million in fiscal year 2004. Net expense in fiscal year 2005 include an exchange loss of $4.2 million compared to a gain of $4.5 million in fiscal year 2004, and share of equity-method investees’ losses of $1.6 million in fiscal year 2005 compared to share of equity-method investees’ gains of $0.3 million in fiscal year 2004.

Provision for income taxes

Provision for income taxes of foreign subsidiaries is based on the corporate income tax rates of the country in which the subsidiary is located. Net operating profits from some of the subsidiaries were not allowed to offset with the net operating losses sustained by subsidiaries from a different tax jurisdiction. In Singapore, Creative was granted a new Pioneer Certificate under the International Headquarters Award that will expire in March 2010. Profits arising from qualifying activities under the new Pioneer Certificate will be exempted from income tax, subject to certain conditions. The Singapore corporate income tax rate of 20% is applicable to the profits excluded from the new Pioneer Certificate.

In fiscal year 2004, tax write-back includes a $12.3 million reversal of income taxes. The reversal was related to corporate taxes provided for in full for profits arising from qualifying activities from the commencement date of the new Pioneer Certificate until the second quarter of fiscal year 2004, based on the standard tax rates of 24.5% for fiscal year 2001, 22% for fiscal years 2002 and 2003, and 20% for fiscal year 2004.

QUARTERLY RESULTS

The following is a summary of Creative’s unaudited quarterly results for the eight quarters ended June 30, 2006, together with the percentage of sales represented by such results. Consistent with the PC peripherals and digital entertainment markets, demand for Creative’s products is generally stronger in the quarter ended December 31, compared to any other quarter of the fiscal year due to consumer buying patterns. In management’s opinion, the results detailed below have been prepared on a basis consistent with the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented when read in conjunction with the financial statements and notes thereto contained elsewhere herein. Creative’s business is seasonal in nature and the quarterly results are not necessarily indicative of the results to be achieved in future quarters.

	Unaudited data for quarters ended (in US$’000 except per share data)
	Jun 30 2006	Mar 31 2006	Dec 31 2005	Sep 30 2005	Jun 30 2005	Mar 31 2005	Dec 31 2004	Sep 30 2004
Sales, net	$230,875	$225,657	$390,826	$280,173	$305,409	$333,840	$375,142	$210,020
Cost of goods sold	198,371	235,799	305,440	223,607	274,417	256,519	273,398	144,817

Gross profit	32,504	(10,142)	85,386	56,566	30,992	77,321	101,744	65,203

Operating expenses:
Selling, general and administrative	42,753	51,959	55,220	45,265	48,051	51,208	56,931	40,068
Research and development	15,682	18,843	22,734	19,927	20,300	19,687	22,620	19,718
Other charges	—	37,351	—	—	—	—	65,225	—

Operating (loss) income	(25,931)	(118,295)	7,432	(8,626)	(37,359)	6,426	(43,032)	5,417

Net (loss) gain from investments	(34)	2,030	6,880	10,028	9,304	14,766	51,539	(1,204)
Interest income	2,000	1,847	1,399	995	967	1,243	651	710
Interest expense	(2,701)	(2,449)	(2,244)	(2,017)	(1,792)	(1,275)	(456)	(151)
Others	6,072	2,488	(5,140)	152	(4,796)	(5,728)	5,555	709

(Loss) income before income taxes and minority interest	(20,594)	(114,379)	8,327	532	(33,676)	15,432	14,257	5,481
Provision for income taxes	7,632	(229)	(115)	(138)	1,855	(53)	(2,236)	(535)
Minority interest in loss (income)	230	279	(1)	297	(123)	534	(178)	(170)

Net (loss) income	$(12,732)	$(114,329)	$8,211	$691	$(31,944)	$15,913	$11,843	$4,776

Basic (loss) earnings per share	$(0.15)	$(1.38)	$0.10	$0.01	$(0.38)	$0.19	$0.14	$0.06

Weighted average ordinary shares outstanding (‘000)	83,179	82,895	82,740	83,556	83,576	83,307	82,320	81,443

Diluted (loss) earnings per share	$(0.15)	$(1.38)	$0.10	$0.01	$(0.38)	$0.18	$0.14	$0.06

Weighted average ordinary shares and equivalents outstanding (‘000)	83,179	82,895	83,532	84,690	83,576	86,274	85,930	84,237

	Unaudited data for quarters ended (as a percentage of sales)
	Jun 30 2006	Mar 31 2006	Dec 31 2005	Sep 30 2005	Jun 30 2005	Mar 31 2005	Dec 31 2004	Sep 30 2004
Sales, net	100%	100%	100%	100%	100%	100%	100%	100%
Cost of goods sold	86	105	78	80	90	77	73	69

Gross profit	14	(5)	22	20	10	23	27	31

Operating Expenses:
Selling, general and administrative	18	23	14	16	16	15	15	19
Research and development	7	8	6	7	6	6	6	10
Impairment of goodwill / intangible assets	—	17	—	—	—	—	17	—

Operating (loss) income	(11)	(53)	2	(3)	(12)	2	(11)	2

Net (loss) gain from investments	—	1	2	4	3	5	14	(1)
Interest income	1	1	—	—	—	—	—	—
Interest expense	(1)	(1)	(1)	(1)	—	—	—	—
Others	2	1	(1)	—	(2)	(2)	1	1

(Loss) income before income taxes and minority interest	(9)	(51)	2	—	(11)	5	4	2

Provision for income taxes	3	—	—	—	1	—	(1)	—
Minority interest in loss (income)	—	—	—	—	—	—	—	—

Net (loss) income	(6)%	(51)%	2%	—%	(10)%	5%	3%	2%

LIQUIDITY AND CAPITAL RESOURCES

Cash and cash equivalents at June 30, 2006 were $214.0 million compared to the balance of $187.2 million at June 30, 2005.

Operating Activities

Net cash provided by operating activities during fiscal year 2006 was $49.3 million compared with $208.1 million used in fiscal year 2005. The cash provided by operating activities of $49.3 million was mainly due to a $21.6 million net decrease in accounts receivable and other assets and prepaid expenses, a $161.0 million net decrease in inventory and a $36.3 million adjustment for non-cash items. The decrease in inventory was in line with management’s intention to maintain a lower inventory balance. Cash provided by operating activities was offset partially by a $49.6 million net decrease in accounts payable and accrued and other liabilities. The $36.3 million in adjustments to non-cash items comprised mainly $25.0 million of depreciation and amortization, $31.5 million in impairment of goodwill and intangible assets, offset partially by a $20.9 million in net gains from the disposal of investments.

Net cash used in operating activities during fiscal year 2005 was $208.1 million compared with $22.8 million in fiscal year 2004. The cash used in operating activities of $208.1 million was mainly due to a $96.2 million net increase in accounts receivable and other assets and prepaid expenses and a $212.0 million net increase in inventory. As of June 30, 2005, Creative had $395.9 million in inventory compared to $183.9 million in inventory as of June 30, 2004. Creative built up its inventory to better position the company to take advantage of the expanding markets for digital audio players and to support the strong revenue growth that the company expected. However, due to softer than expected demand for digital audio players in the second half of fiscal year 2005, Creative’s inventory levels were higher than anticipated in the third and fourth quarters. Cash used in operating activities was offset partially by $20.5 million in adjustments for non-cash items and a net increase in accounts payable and accrued and other liabilities of $80.0 million. The $20.5 million in adjustments to non-cash items primarily comprised of $27.9 million in depreciation and amortization, $11.6 million in write-offs of investments and other non-current assets, $85.8 million in net gains from the disposal of investments, and $65.2 million in impairment of goodwill and intangible assets.

Investing Activities

Net cash provided by investing activities during fiscal year 2006 was $9.3 million compared with $42.5 million in fiscal year 2005. The $9.3 million cash provided in fiscal year 2006 primarily comprised sales proceeds of investments amounting to $29.2 million, offset partially by net capital expenditures of $13.3 million and a $4.0 million increased in other non-current assets pertaining to additional investments in equity-method investee companies.

Net cash provided by investing activities during fiscal year 2005 was $42.5 million compared with $24.1 million in fiscal year 2004. The $42.5 million cash provided in fiscal year 2005 primarily comprised sales proceeds of investments amounting to $98.1 million, offset partially by net capital expenditures of $34.2 million and the purchase of investments amounting to $17.8 million.

Financing Activities

Net cash used in financing activities during fiscal year 2006 was $35.0 million compared with $142.2 million provided by financing activities in fiscal year 2005. Cash used in financing activities of $35.0 million primarily consisted of a $20.7 million dividend payment (see Note 8 of “Notes to Consolidated Financial Statements”), $8.1 million in open market repurchases of Creative’s ordinary shares, $3.8 million of repayments of debt obligations and $3.7 million of repayments of capital leases, offset partially by proceeds from the exercise of ordinary share options amounting to $2.9 million.

Net cash provided by financing activities during fiscal year 2005 was $142.2 million compared with cash used of $25.0 million in fiscal year 2004. Cash provided by financing activities of $142.2 million primarily consisted of $175.0 million in proceeds from the draw-down of a five year $175.0 million syndicated term loan facility with a group of international banks and $14.8 million in proceeds from the exercise of ordinary share options, offset partially by dividend payment of $41.4 million to shareholders. See Note 8 of “Notes to Consolidated Financial Statements”.

Current and Expected Liquidity

As of June 30, 2006, in addition to its cash reserves and excluding long term loans, Creative has credit facilities totaling $98.0 million for overdrafts, guarantees, letters of credit and fixed short-term loans, of which approximately $95.4 million were unutilized.

As part of its long-term business strategy, from time to time, Creative makes strategic equity investments in companies that can provide Creative with technologies or products that management believes will give Creative a competitive advantage in the markets in which Creative competes.

Management believes that Creative has adequate resources to meet its projected working capital and other cash needs for at least the next twelve months. To date, inflation has not had a significant impact on Creative’s operating results.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

The following table presents the contractual obligations and commercial commitments of Creative as of June 30, 2006:

	Payments Due by Period (US$’000)
Contractual Obligations	Total	Less than 1 year	1 to 3 years	4 to 5 years	After 5 years
Long Term Debt	$195,790	$3,780	$7,560	$182,560	$1,890
Capital Lease Obligations	975	957	10	8	—
Operating Leases	28,911	7,050	7,421	4,453	9,987
Unconditional Purchase Obligations	71,935	71,935	—	—	—
Other Obligations	331	—	331	—	—

Total Contractual Cash Obligations	$297,942	$83,722	$15,322	$187,021	$11,877

Unconditional purchase obligations are defined as contractual obligations for the purchase of goods or services, which are enforceable and legally binding on the Company and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum or variable price provisions and the approximate timing of the transaction. The expected timing of payment of the obligations set forth above is estimated based on current information. Timing of payments and actual amounts paid may be different depending on the time of receipt of goods or services or changes to agreed-upon amounts for some obligations.

As of June 30, 2006, Creative has utilized approximately $2.6 million under guarantees and letters of credit.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Please refer to Note 1 of “Notes to Consolidated Financial Statements” for the discussion of recently issued accounting pronouncements.

REPORT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND

SHAREHOLDERS OF CREATIVE TECHNOLOGY LTD.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of shareholders’ equity present fairly, in all material respects, the financial position of Creative Technology Ltd. and its subsidiaries at June 30, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Creative’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers

Singapore

September 21, 2006

CREATIVE TECHNOLOGY LTD.

CONSOLIDATED BALANCE SHEETS

(In US$’000, except per share data)

	June 30, 2006	June 30, 2005
ASSETS

Current assets:
Cash and cash equivalents	$213,995	$187,246
Accounts receivable, less allowances of $18,806 and $21,288	133,002	163,184
Inventory	234,942	395,886
Other assets and prepaids	53,248	43,144

Total current assets	635,187	789,460

Property and equipment, net	109,174	117,187
Investments	74,581	125,914
Other non-current assets	11,671	44,913

Total Assets	$830,613	$1,077,474

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$104,923	$151,070
Accrued liabilities	100,690	103,768
Income taxes payable	18,930	20,712
Current portion of long term obligations and others	4,737	7,383

Total current liabilities	229,280	282,933

Long term obligations	206,593	209,455

Minority interest in subsidiaries	1,587	3,954

Shareholders’ equity:
Share capital (‘000);
Outstanding: 83,271 and 83,593 shares	298,474	8,286
Additional paid-in capital	—	337,990
Other reserves	52,265	—
Unrealized holding gains on investments	19,453	65,280
Deferred share compensation	—	(378)
Retained earnings	22,961	169,954

Total shareholders’ equity	393,153	581,132

Total Liabilities and Shareholders’ Equity	$830,613	$1,077,474

The accompanying notes are an integral part of these consolidated financial statements.

CREATIVE TECHNOLOGY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In US$’000, except per share data)

	Years ended June 30
	2006	2005	2004
Sales, net	$1,127,531	$1,224,411	$814,853

Cost of goods sold	963,217	949,151	533,513

Gross profit	164,314	275,260	281,340

Operating expenses:
Selling, general and administrative	195,197	196,258	167,588
Research and development	77,186	82,325	69,504
Other charges	37,351	65,225	—

Operating (loss) income	(145,420)	(68,548)	44,248

Gain from investments, net	18,904	74,405	72,602
Interest income	6,241	3,571	4,592
Interest expense	(9,411)	(3,674)	(1,001)
Others	3,572	(4,260)	5,685

(Loss) income before income taxes and minority interest	(126,114)	1,494	126,126

Provision for income taxes	7,150	(969)	8,539
Minority interest in loss (income)	805	63	(418)

Net (loss) income	$(118,159)	$588	$134,247

Basic earnings per share	$(1.42)	$0.01	$1.66
Weighted average ordinary shares outstanding (‘000)	83,093	82,661	80,654

Diluted earnings per share	$(1.42)	$0.01	$1.61
Weighted average ordinary shares and equivalents outstanding (‘000)	83,093	85,333	83,630

The accompanying notes are an integral part of these consolidated financial statements.

CREATIVE TECHNOLOGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Increase (decrease) in cash and cash equivalents (in US$’000)

	Years ended June 30
	2006	2005	2004
Cash flows from operating activities:
Net (loss) income	$(118,159)	$588	$134,247
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of fixed assets	20,967	22,994	20,317
Amortisation of intangible assets	2,184	3,383	3,299
Deferred share compensation amortization	1,892	1,504	2,256
Minority interest in (loss) income	(805)	(63)	418
Equity share in loss (gain) of unconsolidated investments	260	1,640	(287)
Loss (gain) on disposal of fixed assets	281	(139)	395
Write downs of investments and other non-current assets	2,034	11,571	3,374
Gain from investments, net	(20,938)	(85,755)	(14,812)
Profits arising from deemed disposal of other non-current assets	—	—	(23,053)
Impairment of goodwill / intangible assets	31,478	65,225	—
Deferred income taxes, net	554	(393)	4,707
Gain on disposal of interests in associated company	—	(264)	(38,110)
Foreign currency exchange (gain) loss	(1,656)	819	(2,047)

Changes in assets and liabilities, net:
Accounts receivable	30,281	(77,728)	(24,181)
Inventory	160,979	(211,987)	(103,532)
Other assets and prepaids	(8,641)	(18,490)	(18,011)
Accounts payable	(46,199)	64,891	33,194
Accrued and other liabilities	(3,410)	15,130	8,468
Income taxes	(1,782)	(1,008)	(9,404)

Net cash provided by (used in) operating activities	49,320	(208,082)	(22,762)

Cash flows from investing activities:
Capital expenditures, net	(13,348)	(34,191)	(15,646)
Proceeds from sales of fixed assets	146	347	161
Proceeds from disposal of interests in associated company	—	234	45,372
Proceeds from sale of quoted investments	29,152	98,129	23,777
Purchase of new subsidiaries (net of cash acquired)	(131)	—	(270)
Purchase of investments	(2,491)	(17,766)	(11,700)
Increase in other non current assets, net	(4,049)	(4,281)	(17,625)

Net cash provided by investing activities	9,279	42,472	24,069

Cash flows from financing activities:
(Decrease) increase in minority shareholders’ loan and equity balance	(958)	366	—
Buyout of subsidiary’s minority interest	(604)	—	(84)
Proceeds from exercise of ordinary share options	2,949	14,773	9,385
Repurchase of ordinary shares	(8,134)	—	—
Proceeds from debt obligations	—	175,000	823
Repayments of debt obligations	(3,780)	(3,542)	(12,300)
Repayments of capital leases	(3,747)	(3,079)	(2,669)
Dividends paid to ordinary shareholders	(20,700)	(41,357)	(20,192)

Net cash (used in) provided by financing activities	(34,974)	142,161	(25,037)

Net increase (decrease) in cash and cash equivalents	23,625	(23,449)	(23,730)
Effects of exchange rate changes on cash and cash equivalents	3,124	(382)	2,754
Cash and cash equivalents at beginning of year	187,246	211,077	232,053

Cash and cash equivalents at end of year	$213,995	$187,246	$211,077

Supplemental disclosure of cash flow information:
Interest paid	$9,433	$3,517	$433

Income taxes paid, net	$3,772	$4,471	$8,841

Non cash transaction:
Fixed assets acquired under capital lease	$—	$—	$6,689

The accompanying notes are an integral part of these consolidated financial statements.

CREATIVE TECHNOLOGY LTD.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(In US$’000, except share data)

	Ordinary Shares (‘000)	Share Capital	Additional Paid In Capital	Other Reserves	Unrealised Holding Gains (Losses) on Investments	Deferred Share Compensation	Retained Earnings	Total
Balance at June 30, 2003	79,714	$7,713	$314,572	$—	$14,189	$(4,305)	$96,668	$428,837
Shares issued under employee options and share purchase plans	1,655	239	9,146	—	—	—	—	9,385
Dividends paid	—	—	—	—	—	—	(20,192)	(20,192)
Reversal of unvested deferred share compensation, net	—	—	(58)	—	—	58	—	—
Amortization of deferred share compensation	—	—	—	—	—	2,256	—	2,256
Comprehensive income	—	—	—	—	136,964	—	134,247	271,211

Balance at June 30, 2004	81,369	7,952	323,660	—	151,153	(1,991)	210,723	691,497
Shares issued under employee options and share purchase plans	2,224	334	14,439	—	—	—	—	14,773
Dividends paid	—	—	—	—	—	—	(41,357)	(41,357)
Reversal of unvested deferred share compensation, net	—	—	(109)	—	—	109	—	—
Amortization of deferred share compensation	—	—	—	—	—	1,504	—	1,504
Comprehensive (loss) income	—	—	—	—	(85,873)	—	588	(85,285)

Balance at June 30, 2005	83,593	8,286	337,990	—	65,280	(378)	169,954	581,132
Shares issued under employee options and share purchase plans	678	103	2,846	—	—	—	—	2,949
Repurchase of ordinary shares	(1,000)	(150)	150	—	—	—	(8,134)	(8,134)
Dividends paid	—	—	—	—	—	—	(20,700)	(20,700)
Reversal of unvested deferred share compensation, net	—	—	(378)	—	—	378	—	—
Amortization of deferred share compensation	—	—	1,892	—	—	—	—	1,892
Effect of Companies (Amendment)	—	290,235	(290,235)	—	—	—	—	—
Act 2005 (see Note 17)
Transfer to other reserves	—	—	(52,265)	52,265	—	—	—	—
Comprehensive loss	—	—	—	—	(45,827)	—	(118,159)	(163,986)

Balance at June 30, 2006	83,271	$298,474	$—	$52,265	$19,453	$—	$22,961	$393,153

The accompanying notes are an integral part of these consolidated financial statements.

CREATIVE TECHNOLOGY LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements include the financial statements of Creative Technology Ltd and Creative’s subsidiaries under its effective control from their respective dates of acquisition, after elimination of inter-company transactions and balances. The consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results may differ from those estimates and such differences could be material. Creative conducts a substantial portion of its business in United States dollars (“US$” or “$”). All dollar amounts included in the financial statements and in the notes herein are United States dollars unless designated as Singapore dollars (“S$”). Creative operates on a thirteen week calendar closing on the Friday closest to the natural calendar quarter. Our financial year 2006 ended on June 30, 2006, the Friday nearest to June 30, 2006, while our prior financial years ended on July 1, 2005 and July 2, 2004. All quarters and fiscal years are described by their natural calendar dates.

Foreign exchange

The functional currency of Creative and its subsidiaries is predominantly the US dollar and accordingly, gains and losses resulting from the translation of monetary assets and liabilities denominated in currencies other than the US dollar are reflected in the determination of net income (loss). From time to time, Creative enters into forward exchange contracts to reduce its exposure to foreign exchange translation gains and losses. Forward exchange contracts are marked to market each period and the resulting gains and losses are included in the determination of net income or loss. No forward exchange contracts were outstanding at June 30, 2006. Included in other expenses are exchange gains of $0.7 million and $4.5 million in fiscal years 2006 and 2004, and exchange losses of $4.2 million in fiscal year 2005.

At June 30, 2006, the monetary assets and liabilities of Creative are denominated in the following currencies:

	Approximate Percentage of $ Balance Denominated in:
	US$	S$	EURO	Other Currencies
Cash and cash equivalents	47%	2%	29%	22%
Accounts receivable, less allowances	66%	—	19%	15%
Total current liabilities	73%	18%	1%	8%
Long-term obligations	91%	9%	—	—

The exchange rates for the S$ and Euro utilized in translating the balance sheet at June 30, 2006, expressed in US$ per one S$ and Euro was 0.6300 and 1.2713, respectively.

Cash equivalents

Cash equivalents consist of highly liquid investment instruments with original or remaining maturities of three months or less at the time of purchase. All deposits are in short-term deposit and money market accounts with various banks. This diversification of risk is consistent with Creative’s policy to maintain liquidity and ensure the safety of principal. Included in cash equivalents as of June 30, 2006 and 2005 are fixed rate deposits of $170.0 million and $128.9 million, respectively.

In fiscal year 2006, Creative has presented the effects of exchange rate changes on cash and cash equivalents, and has revised amounts in prior periods for comparative purposes.

Fair value of financial instruments

For certain of Creative’s financial instruments, including cash equivalents, accounts receivable, accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities. The amounts shown for long-term obligations also approximate fair value because current interest rates charged to Creative for debts of similar maturities are substantially the same.

Inventory

Inventory is stated at the lower of cost or market. Cost is determined using standard cost, appropriately adjusted at the balance sheet date to approximate actual cost on a weighted average basis. In the case of finished products and work-in-progress, cost includes materials, direct labor and an appropriate proportion of production overheads.

Management performs a detailed assessment of inventory at each balance sheet date to establish provisions for excess and obsolete inventories. The evaluation includes a review of, among other factors, historical sales, current economic trends, forecasted sales, demand requirements, product lifecycle and product development plans, quality issues, and current inventory levels.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the remaining facility lease term or the estimated useful lives of the improvements. No depreciation is provided on freehold land and construction in progress.

Investments

Creative holds equity investments in various companies pursuant to which it has acquired anywhere from less than 1% to 100% of the issuer’s outstanding capital stock. Investments in which Creative acquires more than 50% of the outstanding capital stock of an entity and which are under the effective control of Creative, are treated as investments in subsidiaries, and the balance sheets and results of operations of these subsidiaries are fully consolidated after making allowance for any minority interests. Companies in which Creative’s investment totals between 20% and 50% of such company’s capital stock are treated as associated companies and recorded on an equity basis, whereby Creative adjusts its cost of investments to recognise its share of all post acquisition results of operations. In the event where a subsidiary or associated company issues shares to a third party at a price different from Creative’s carrying value of such shares, the difference is taken to the income statement.

Non-quoted investments of less than 20% in an entity are carried at cost, less provisions for permanent impairment where necessary.

In accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” quoted investments of less than 20% in an entity are classified as available-for-sale. Such investments are reported at fair value with the unrealized gains and losses included as a separate component of shareholders’ equity. Unrealized losses are charged against income when a decline in fair value is determined to be other than temporary. Realized gains and losses upon the sale or disposition of such investments are based on the average cost of the specific investments sold.

The investment portfolio is monitored on a periodic basis for impairment. Creative’s investments in these companies are inherently risky because the markets for the technologies or products they have under development are typically in the early stages and may never develop. In the event that the carrying value of an investment exceeds its fair value and the decline in value is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis for the investment is established. Fair values for investments in public companies are determined using quoted market prices. Fair values for investments in privately-held companies are estimated based upon one or more of the following: pricing models using historical and forecasted financial information and current market rates, liquidation values, the values of recent rounds of financing, or quoted market prices of comparable public companies.

In order to determine whether a decline in value is other-than-temporary, Creative evaluates, among other factors: the duration and extent to which the fair value has been less than the carrying value; the financial condition of and business outlook for the company, including key operational and cash flow metrics, current market conditions and future trends in the company’s industry, and the company’s relative competitive position within the industry; and Creative’s intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair value.

The following is a summary of investments as of June 30 (in US$’000):

	As of June 30
	2006	2005
Non-quoted equity investments	$11,056	$9,553
Quoted equity investments	63,525	116,361

Total investments	$74,581	$125,914

Goodwill and other intangible assets

Goodwill and other intangible assets are stated at cost and relate principally to the acquisition of new subsidiaries accounted for under the purchase method. Under this method, the purchase price has been allocated to the assets acquired, liabilities assumed and in-process technology based on their estimated fair market values at the dates of acquisition. Amounts allocated to acquired in-process technology are expensed in the period in which the acquisition is consummated. Intangible assets are amortized on a straight line basis over the estimated useful lives of the assets, ranging from one to seven years. Goodwill is not subject to amortization, but evaluated at least annually for impairment.

Reviews for impairment of goodwill and other intangible assets are also conducted whenever events indicate that the carrying amount might not be recoverable. Factors that Creative may consider important which could trigger an impairment review include the following:

•	significant under performance relative to historical or projected future operating results;

•	significant changes in the manner of use of the acquired assets or the strategy for Creative’s overall business;

•	significant negative industry or economic trends;

•	significant decline in Creative’s stock price for a sustained period; and

•	Creative market capitalization relative to net book value.

When the existence of one or more of the above factors indicates that the carrying value of the goodwill or intangible assets may be impaired, Creative measures any impairment based on a combination of market comparable method, and projected discounted cash flow method using a discount rate determined by the management to commensurate with the risk inherent in Creative’s current business model.

Product warranties

The warranty period for the bulk of Creative’s products typically ranges between 1 to 3 years. The product warranty accrual reflects management’s best estimate of probable liability under its product warranties. Management determines the warranty provision based on known product failures (if any), historical experience, and other currently available evidence.

Revenue recognition

Creative generally recognizes revenue when persuasive evidence of an arrangement exists, title and risk of loss have been transferred, delivery has occurred, the price is fixed or determinable, and collection is probable. Allowances are provided for estimated returns, discounts and warranties, based on historical experience, current economic trends and changes in customer demand and acceptance of its products. Such allowances are adjusted periodically to reflect actual and anticipated experience. When recognizing revenue, Creative records estimated reductions to revenue for customer and distributor programs and incentive offerings, including price protection, promotions, other volume-based incentives and rebates.

Research and development

Research and development costs are charged to operations as incurred.

Assessment of the probability of the outcome of current litigation

Creative records accruals for loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

Income taxes

Deferred tax assets and liabilities, net of valuation allowances, are established for the expected future tax consequences of events resulting from the differences between the financial reporting and income tax bases of Creative’s assets and liabilities and from tax credit carry forwards. No provision has been made for the undistributed earnings of certain subsidiaries outside of Singapore since it is Creative’s intention to reinvest these earnings in those subsidiaries. Reinvested earnings of such subsidiaries have been immaterial to date.

Concentrations of credit risk

Financial instruments that potentially subject Creative to significant concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. Creative limits the amount of credit exposure to any one financial institution. Creative sells its products to original equipment manufacturers, distributors and key retailers. Creative believes that the concentration of credit risk in its trade receivables is substantially mitigated due to performance of ongoing credit evaluations of its customers’ financial condition, use of short collection terms, use of letters of credit in certain circumstances, procurement of credit insurance coverage and the geographical dispersion of sales. Creative establishes allowances for doubtful accounts, returns and discounts for specifically identified doubtful accounts, returns and discounts based on credit profiles of its customers, current economic trends, contractual terms and conditions and historical payment, return and discount experience.

Stock-based compensation

Effective July 1, 2005, Creative accounts for stock-based employee compensation in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment.” Accordingly, stock-based compensation cost is measured on the date of grant, based on the fair value of the award, and is recognized as expense over the employee requisite service period. Creative previously applied Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations, and provided the required pro forma disclosures of SFAS No. 123, “Accounting for Stock-Based Compensation,” and SFAS No. 148, “Accounting for Stock-Based Compensation, Transition and Disclosures.” See Note 9.

Employees pension scheme

Creative participates in a number of defined contribution retirement plans in certain countries of operations. Contributions are based on a percentage of each eligible employee’s salary and are expensed as the related salaries are incurred. Creative incurred expenses of approximately $8.1 million, $7.5 million and $6.4 million with respect to these retirement plans for the fiscal years 2006, 2005 and 2004, respectively.

Recently issued accounting pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation Number 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109.” The interpretation contains a two step approach to recognizing and measuring uncertain tax positions accounted for in accordance with SFAS No. 109. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. The provisions are effective beginning in the first quarter of fiscal year 2007. Creative is evaluating the impact this statement will have on its consolidated financial statements.

In September 2005, the Financial Accounting Standards Board (“FASB”) ratified Emerging Issues Task Force Issue No. 04-13, “Accounting for Purchases and Sales of Inventory with the Same Counterparty” (“EITF 04-13”). EITF 04-13 discusses whether inventory purchase and sales transactions with the same counterparty that are entered into in contemplation of one another should be combined and treated as a nonmonetary exchange and addresses (a) under what circumstances should two or more transactions with the same counterparty (counterparties) be viewed as a single nonmonetary transaction within the scope of APB Opinion No. 29, “Accounting for Nonmonetary Transactions” (“APB 29”) and Financial Accounting Standard No. 153, “Exchanges of Nonmonetary Assets, an Amendment of APB 29” (“FAS 153”) and (b) if nonmonetary transactions within the scope of APB 29 and FAS 153 involve inventory, are there any circumstances under which the transactions should be recognized at fair value. The pronouncement is effective for new inventory arrangements entered into, or modifications or renewals of existing inventory arrangements occurring in interim or annual reporting periods beginning after March 15, 2006. Adoption of this pronouncement has no material effect on Creative’s financial statements.

NOTE 2—NET INCOME (LOSS) PER SHARE

In accordance with SFAS No. 128, “Earnings per Share,” Creative reports both basic earnings per share and diluted earnings per share. Basic earnings per share is computed using the weighted average number of ordinary shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of ordinary and potentially dilutive ordinary equivalent shares outstanding during the period. Ordinary equivalent shares are excluded from the computation if their effect is anti-dilutive. In computing the diluted earnings per share, the treasury stock method is used to determine, based on average stock prices for the respective periods, the ordinary equivalent shares to be purchased using proceeds received from the exercise of such equivalent shares. Other than the dilutive effect of stock options, there are no other financial instruments that would impact the weighted average number of ordinary shares outstanding used for computing diluted earnings per share. The potentially dilutive ordinary equivalent shares outstanding under the employee share purchase plan were not material.

The following is a reconciliation between the average number of ordinary shares outstanding and equivalent shares outstanding (in ‘000):

	As of June 30
	2006	2005	2004
Weighted average ordinary shares outstanding	83,093	82,661	80,654
Weighted average dilutive stock options outstanding	—	2,672	2,976

Weighted average ordinary shares and equivalents outstanding	83,093	85,333	83,630

For fiscal year 2006, approximately 0.8 million shares were excluded from the computation of dilutive earnings per share, as the effect of including such shares would be anti-dilutive.

NOTE 3 — BALANCE SHEET DETAIL (in US$’000)

	As of June 30
	2006	2005
Inventory:
Raw materials	$110,469	$166,318
Work in progress	1,198	18,711
Finished products	123,275	210,857

Total inventory	$234,942	$395,886

	Estimated Useful Life	As of June 30
		2006	2005
Property and equipment:
Freehold land	—	$3,524	$3,524
Leasehold land and buildings	25 to 96 years	105,817	98,504
Construction in progress	—	—	2,737
Machinery and equipment	3 - 6 years	63,012	65,163
Furniture, fixtures and office equipments	2 - 8 years	83,307	91,152
Leasehold improvements	Term of lease	12,164	11,605

		$267,824	$272,685
Accumulated depreciation		(158,650)	(155,498)

Net property and equipment		$109,174	$117,187

Included in property and equipment are assets purchased under capital lease obligations with a cost and accumulated depreciation of approximately $16.5 million and $16.0 million for fiscal year 2006, and $15.8 million and $12.8 million for fiscal year 2005, respectively.

Depreciation charged to results of operations, including depreciation related to assets under capital leases, amounted to $21.0 million, $23.0 million and $20.3 million for fiscal years 2006, 2005 and 2004, respectively.

Creative routinely reviews the remaining estimated useful lives of their machinery and equipment to determine if such lives should be adjusted due to the likelihood of technological obsolescence arising from changes in production techniques or in market demand for the use of its machinery and equipment.

	As of June 30
	2006	2005
Other non-current assets:
Other intangible assets	$37,568	$37,668
Accumulated impairment charges	(4,727)	(2,696)
Accumulated amortization	(31,087)	(28,903)

Other intangible assets, net	1,754	6,069

Goodwill	91,976	91,976
Accumulated impairment charges	(91,976)	(62,529)

Goodwill, net	—	29,447

Other non-current assets	9,917	9,397

Total other non-current assets	$11,671	$44,913

Other intangible assets consist of mainly patents and trademarks.

Creative reviews goodwill and purchased intangible assets for impairment annually and whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable in accordance with the Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” Creative typically performs its annual impairment assessment for goodwill and other intangible assets in the fourth quarter of its fiscal year. However, during the third quarter of fiscal 2006, Creative’s subsidiary, 3Dlabs, restructured its graphics business to focus its business on the portable handheld device market instead of the professional workstation graphics market. As a result, the fair value of 3Dlabs could no longer support the carrying value of the goodwill and other intangible assets associated with the acquisition of 3Dlabs in May 2002, and accordingly, Creative recorded a goodwill impairment charge of $29.4 million and other intangible assets impairment charge of $2.0 million in fiscal 2006.

In fiscal year 2005, an impairment test was performed on the goodwill and other intangible assets of 3Dlabs and the conclusion of the impairment review was that the fair value of 3Dlabs could no longer support the carrying value of the goodwill and other intangible assets associated with them. As a result, Creative recorded a goodwill impairment charge of $62.5 million and other intangible assets impairment charge of $2.7 million in fiscal year 2005.

Goodwill and other intangible assets fully amortized were excluded from the table above. Other intangible assets amortization expense was $2.2 million, $3.4 million and $3.3 million for fiscal years 2006, 2005 and 2004, and is estimated to be $1.2 million and $0.3 million in fiscal years 2007 and 2008, respectively, and $28,000 for fiscal years 2009 to 2011.

	As of June 30
	2006	2005
Other accrued liabilities:
Marketing accruals	$28,992	$23,384
Payroll accruals	20,346	21,362
Royalty accruals	5,299	5,808
Warranty accruals	9,536	12,418
Other accruals	36,517	40,796

Total other accrued liabilities	$100,690	$103,768

Other accruals of $36.5 million and $40.8 million as of June 30, 2006 and 2005 includes accruals for various operating expense items that individually account for less than 5% of the total current liabilities.

	As of June 30
	2006	2005
Long term obligations:
Long term debt	$192,010	$194,555
Capital lease obligations	18	888
Deferred tax liability	14,565	14,012

Total long term obligations	$206,593	$209,455

NOTE 4—PRODUCT WARRANTIES

The warranty period for the bulk of Creative’s products typically ranges between 1 to 3 years. The product warranty accrual reflects management’s best estimate of probable liability under its product warranties. Management determines the warranty provision based on known product failures (if any), historical experience, and other currently available evidence.

Changes in the product warranty accrual for the fiscal year 2006 were as follows (in US$’000):

	As of June 30
	2006	2005
Balance at the beginning of the year	$12,418	$6,232
Accruals for warranties issued during the period	50,352	27,603
Adjustments related to pre-existing warranties (include changes in estimates)	(206)	(176)
Settlements made during the period	(53,028)	(21,241)

Balance at the end of the year	$9,536	$12,418

NOTE 5—LEASES AND COMMITMENTS

Creative leases the use of land and certain of its facilities and equipment under non-cancelable operating lease arrangements.

Minimum future lease commitments for non-cancelable leases as of June 30, 2006, are as follows (in US$’000):

Operating Leases
Fiscal years ending June 30,
2007	$7,050
2008	4,176
2009	3,245
2010	2,450
2011	2,003
Thereafter	9,987

Total minimum lease commitments	$28,911

Rental expense under all operating leases was $14.0 million, $13.4 million and $14.1 million for fiscal years 2006, 2005 and 2004, respectively.

Future minimum lease commitments, which are secured by the underlying assets, as of June 30, 2006, under capital leases are as follows (in US$’000):

Capital Leases
Fiscal years ending June 30,
2007	$1,001
2008	11
2009	6
2010	8
2011	—
Thereafter	—
Total minimum lease commitments	$1,026
Less: Interest	(51)

Total capital lease commitments	$975

NOTE 6—COMPREHENSIVE (LOSS) INCOME

The components of total comprehensive (loss) income are as follows (in US$’000):

	Years ended June 30
	2006	2005	2004
Net (loss) income	$(118,159)	$588	$134,247
Movement in unrealized holding (losses) gains	(28,074)	(12,937)	139,410
Reclassification adjustments:
- Gains included in net (loss) income	(17,753)	(72,936)	(2,446)
	(45,827)	(85,873)	136,964

Total comprehensive (loss) income	$(163,986)	$(85,285)	$271,211

NOTE 7—SHARE REPURCHASES

Details of share repurchases by Creative since the commencement date of the program on November 6, 1998 are set out below:

	Number of Shares Repurchased (in millions)	Average Price (US$)
Fiscal year 1999 to fiscal year 2004	26.3	$13
Fiscal year 2005	—	—
Fiscal year 2006	1.0	$8

Total	27.3	$13

At the Annual General Meeting (“AGM”) held on October 28, 2005, the shareholders approved the share repurchase mandate allowing Creative to buy up to 10% of the issued share capital of Creative outstanding as of the date of the AGM. This amounts to approximately 8.3 million shares. This authority to repurchase these shares shall continue in force unless revoked or revised by the shareholders in a general meeting, or until the date that the next AGM of Creative is held or is required to be held, whichever is the earlier.

The Companies (Amendment) Act 2005 of Singapore (Companies Amendment Act), which became effective on January 30, 2006, introduced key amendments to the Companies Act, Chapter 50 of Singapore (Companies Act). As a result of these amendments, a Singapore company can now repurchase shares out of share capital, as well as from distributable profits and ordinary shares repurchased by a company can be held by that company as treasury shares instead of being cancelled.

NOTE 8—DIVIDENDS

At the Annual General Meeting held on October 28, 2005, Creative’s shareholders approved an ordinary dividend of $0.25 for each outstanding ordinary share of Creative for the fiscal year ended June 30, 2006. Dividends of $20.7 million were paid on December 2, 2005 to all shareholders of record as of November 16, 2005. In fiscal year 2005, Creative paid an ordinary and special dividend of $0.25 each, amounting to $41.4 million, and an ordinary dividend of $0.25 in fiscal year 2004, amounting to $20.2 million.

NOTE 9—EMPLOYEE STOCK OPTION PLANS

In December 1998, Creative adopted the Creative Technology (1999) Share Option Scheme (“1999 Scheme”) which allows options to be granted to full-time employees as well as consultants and non-executive directors. The total number of shares that may be granted under the 1999 Scheme is 7.5 million, provided that such amount shall be automatically increased on the first day (July 1) of each of the five fiscal years ending June 30, 2001, 2002, 2003, 2004 and 2005 by four percent of the issued share capital of Creative as at the last day of the immediate preceding fiscal year. The Option Committee has the discretion to decide the vesting schedule in the letter of offer. If it is not specifically stated in the letter of offer, 1/4 of the total amount of the grant vests on the first anniversary of the grant date and 1/48 of the total amount of the grant vests on the last day of each calendar month thereafter. The exercise price of options granted under the 1999 Scheme may be less than the fair market value of the shares as of the date of grant and the options expire after the tenth anniversary of the date of grant, except in the case of options granted to participants other than employees, options expire not later than the fifth anniversary of the date of grant. Creative issues new shares to satisfy its share based exercises.

Effective July 1, 2005, Creative adopted the provisions of SFAS No. 123(R), “Share-Based Payment.” SFAS No. 123(R) establishes accounting for share-based awards exchanged for employee services.

Accordingly, stock-based compensation cost is measured on the date of grant, based on the fair value of the award, and is recognized as expense over the employee requisite service period. Creative previously applied Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations, and provided the required pro forma disclosures of SFAS No. 123, “Accounting for Stock-Based Compensation.”

Prior to the adoption of SFAS No. 123(R), Creative provided the disclosures required under SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation, Transition and Disclosures.” The following table illustrates the effect on net income and earnings per share for the corresponding period if Creative had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation (in US$’000, except per share data):

	Years ended June 30
	2005	2004
Net income as reported	$588	$134,247
Less: Total stock-based employee compensation expense determine under fair value based method for all awards, net of related tax effects	(1,087)	(2,949)
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	1,504	2,256

Pro forma net income	$1,005	$133,554

Earnings (loss) per share:
Basic - as reported	$0.01	$1.66
Basic - pro forma	$0.01	$1.66

Diluted - as reported	$0.01	$1.61
Diluted - pro forma	$0.01	$1.60

Creative elected to adopt the modified-prospective application method as provided by SFAS No. 123(R). Accordingly, during the fiscal year ended June 30, 2006, Creative recorded stock-based compensation cost of $1,893,000 in the financial statements, totaling the amount that would have been recognized had the fair value method been applied since the effective date of SFAS No. 123. Previously disclosed amounts have not been restated in the financial statements.

In connection with the adoption of SFAS No. 123(R), Creative also made a one-time adjustment in the quarter ended September 30, 2005 to reverse the unamortised share compensation balance of $378,000 against the additional paid-in capital account.

There were no options granted under the 1999 Scheme in fiscal 2005. During the fiscal year ended June 30, 2006, Creative granted 3,120,000 stock options under the 1999 Scheme with a total grant date fair value of $5,087,000. The weighted average grant date fair value of options granted was $1.63 per share.

The fair value of each share option granted is estimated on the date of grant using the Black Scholes option-pricing model. The option-pricing model requires the input of highly subjective assumptions, including the option’s expected life, risk-free interest rates, dividend yield and the price volatility of the underlying share. The expected life of the options represents the period of time the options are expected to be outstanding and is based on historical trends. The expected share price volatility assumption was determined using the historical volatility of Creative’s shares. The following table presents the weighted-average assumptions used in the Black Scholes option-pricing model for the share option grants.

	Fiscal Year 2006	Fiscal Year 2005	Fiscal Year 2004
Expected volatility	36%	—	35%
Risk-free interest rates	2.31% to 4.40%	—	1.24% to 2.27%
Dividend yield	3.0%	—	2.0%
Expected life of options (in years)	0.60 years after vest date	—	0.01 years after vest date

	Years ended June 30
	2006	2005	2004
Weighted average fair value of stock options granted:

Stock options:
At market	$1.63	$—	$2.06
Below market	$—	$—	$—

Summary of outstanding options under Creative’s employee share option plans

The following table summarizes the option information under the Creative’s employee share option plans as at June 30, 2006.

	Number of Options (‘000)	Weighted-Average Exercise Price ($)
Outstanding at June 30, 2003	10,592	6.59
Granted	150	10.14
Exercised	(1,517)	5.64
Cancelled/Forfeited/Expired	(304)	6.48

Outstanding at June 30, 2004	8,921	6.82
Granted	0	0.00
Exercised	(2,224)	6.48
Cancelled/Forfeited/Expired	(116)	6.83

Outstanding at June 30, 2005	6,581	6.93
Granted	3,120	7.50
Exercised	(677)	4.29
Cancelled/Forfeited/Expired	(355)	8.92

Outstanding at June 30, 2006	8,669	7.26

Exercisable at June 30, 2006	5,516	7.12

The options outstanding and exercisable as at June 30, 2006 were in the following exercise price ranges:

	Options Outstanding				Options Exercisable
Range of Exercise Prices	Number of Shares Outstanding (‘000)	Weighted Average Exercise Price	Aggregate Intrinsic Value ($’000)	Weighted Average Remaining Contractual Term (in years)	Number of Shares Exercisable (‘000)	Weighted Average Exercise Price	Aggregate Intrinsic Value ($’000)	Weighted Average Remaining Contractual Term (in years)
$1.00 to $2.99	126	$2.78	$356	4.70	126	$2.78	$356	4.70
$3.00 to $4.99	1,892	$4.47	$2,138	5.30	1,892	$4.47	$2,138	5.30
$5.00 to $6.99	218	$5.67	$51	4.85	201	$5.62	$51	4.70
$7.00 to $10.99	6,427	$8.22	$—	5.98	3,291	$8.88	$—	3.29
$11.00 to $18.99	6	$18.40	$—	3.67	6	$18.40	$—	3.67

	8,669	$7.26	$2,545	5.78	5,516	$7.12	$2,545	4.06

The intrinsic value is determined by the difference between Creative’s closing share price of $5.60 as of June 30, 2006 and the grant price. The aggregate intrinsic value in the table above represents the amount that would have been received by the option holders had all option holders exercised their options as of that date. The total intrinsic value of options exercised during the fiscal year ended June 30, 2006 was $1,964,000. As at June 30, 2006, Creative expects to recognize the total unrecognized compensation cost relating to non-vested stock-based compensation of $3,590,000 over a weighted average period of 3.29 years.

NOTE 10—INCOME TAXES

Creative was granted a Pioneer Certificate in 1990 under the Singapore Economic Expansion Incentives (Relief from Income Tax) Act, Cap. 86 for the design and manufacture of digital computer video, audio and multimedia products, including personal computers and related components, chipsets and software but not including interest income. The Pioneer Certificate exempted income derived from such activities (“Pioneer Income”) from tax in Singapore, subject to certain conditions. The Pioneer Certificate expired in March 2000.

Creative was granted a new Pioneer Certificate under the International Headquarters Award that will expire in March 2010. Under the new Pioneer Certificate, profits arising from qualifying activities will be exempted from income tax in Singapore, subject to certain conditions. As a result of obtaining the new Pioneer Certificate, there were tax write-backs of $10.0 million and $12.3 million in fiscal years 2006 and 2004. The reversal was related to corporate taxes provided for in full for profits arising from qualifying activities from the commencement date of the new Pioneer Certificate until the second quarter of fiscal year 2004, based on the standard tax rates of 24.5% for fiscal year 2001 and 22% for fiscal years 2002 and 2003 and 20% for fiscal year 2004. These standard corporate income tax rates continue to be applicable to profits arising from activities excluded from the new Pioneer Certificate.

The Singapore and other components of (loss) income before income taxes are as follows (in US$’000):

	Years ended June 30
	2006	2005	2004
Singapore	$(74,910)	$18,211	$47,990
Other countries	(51,204)	(16,717)	78,136

Income before income taxes and minority interest	$(126,114)	$1,494	$126,126

The provision for income taxes consists of (in US$’000):

	Years ended June 30
	2006	2005	2004
Singapore	$(9,313)	$(1,896)	$(10,346)
Other countries	2,163	2,865	1,807

Provision for income taxes	$(7,150)	$969	$(8,539)

Creative’s effective tax provision for fiscal years 2006, 2005 and 2004 reconciles to the amount computed by applying the Singapore statutory rate of 20.0% for 2006, 2005 and 2004 to income before income taxes and minority interest, as follows (in US$’000):

	Years ended June 30
	2006	2005	2004
Income (benefit) tax at Singapore statutory rate	$(25,223)	$299	$25,225
Tax exempt loss (income)
Singapore	13,633	(2,971)	(9,050)
Others	(4,547)	(14,316)	(12,809)
Non-deductible expenses and write-offs	679	406	1,159
Change in valuation allowances	5,692	(81)	(1,697)
Rate differences and others	12,808	19,447	896
Tax refund receivable	(10,192)	(1,815)	(12,263)

Provision for income taxes	$(7,150)	$969	$(8,539)

Deferred	tax assets at June 30, 2006 and 2005 consisted of the following (in US$’000):

	As of June 30
	2006	2005
Non-deductible reserves	$24,493	$26,963
Net operating loss carryforwards	59,095	54,760
Other	612	833

Total deferred tax assets	84,200	82,556

Valuation allowance for deferred tax assets	(84,200)	(82,556)

	$—	$—

Deferred tax liabilities at June 30, 2006 and 2005 consisted of the following (in US$’000):

	As of June 30
	2006	2005
Unremitted offshore interest income	$7,256	$7,256
Undistributed profit of certain foreign subsidiaries	6,144	6,144
Others	1,165	612

Total deferred tax liabilities	$14,565	$14,012

Creative had net operating loss carryforward of approximately $167.4 million and $136.8 million as at June 30, 2006 and June 30, 2005, substantially expiring between 2009 to 2025. The utilization of the net operating losses by Creative is subject to certain conditions.

Valuation allowance is provided for Creative’s deferred tax assets as management believes substantial uncertainty exists regarding the realizability of these assets.

Creative has United States tax deductions not included in the net operating loss carryforward described above aggregating approximately $59.0 million and $58.8 million at June 30, 2006 and June 30, 2005, as a result of the exercise of employee stock options, the tax benefit of which has not been realized. The tax benefit of the deductions, when realized will be accounted for as a credit to additional paid-in capital rather than a reduction of the income tax provision.

NOTE 11—DEBT OBLIGATIONS

In November 2004, Creative entered into a five-year $175.0 million syndicated term loan facility with a group of international banks. The proceeds from this facility were used primarily to fund the growth in working capital requirements arising from the growth in the company’s revenue. The facility is unsecured and bears interest at LIBOR plus a margin of 0.45% for the first three years and LIBOR plus a margin of 0.95% for the remaining two years. The loan facility contains certain financial covenants, including requirements for Creative to maintain certain ratios for its working capital, but does not restrict Creative’s ability to borrow nor distribute earnings. The entire loan facility of $175.0 million was drawn down in fiscal 2005.

On November 21, 2002, Creative Technology Centre Pte Ltd (“CTC”), a Singapore subsidiary of Creative, entered into a nine-year term loan facility for up to S$54.0 million ($34.0 million) with a bank. The loan is repayable in thirty-six quarterly installments of S$1.5 million ($0.9 million). The repayment commenced on March 31, 2003. The interest on the outstanding loan balance is based on bank’s floating rate plus margin 1.5%. The loan is secured by a first mortgage on the building and by way of a fixed and floating charge over all assets of CTC. At June 30, 2006, S$33.0 million ($20.8 million) was outstanding.

The following table presents the payments due by period for the long term debt and capital lease obligations as of June 30, 2006:

	Payments Due by Period (US$’000)
Debt Obligations	Total	Less than 1 year	1 to 3 years	4 to 5 years	After 5 years
Long Term Debt	$195,790	$3,780	$7,560	$182,560	$1,890
Capital Lease Obligations	975	957	10	8	—

Total Debt Obligations	$196,765	$4,737	$7,570	$182,568	$1,890

Creative has various other credit facilities relating to overdrafts, letters of credit, bank guarantees and short term loans with several banks totaling approximately $98.0 million at June 30, 2006. Within these credit facilities, sub-limits have been set on how Creative may utilize the overall credit facilities. At June 30, 2006, $0.2 million in letters of credit and $2.4 million in bank guarantees were drawn under these facilities. Facilities under letters of credit, bank guarantees, overdraft and short-term loan bear interest at approximately the banks’ prime rates.

NOTE 12 — OTHER CHARGES

In February 2006, Creative announced that 3Dlabs will refocus its graphics business on the portable handheld device market instead of the professional workstation graphics market. As a result, the fair value of 3Dlabs could no longer support the carrying value of the goodwill and other intangible assets associated with the acquisition of 3Dlabs in May 2002, and accordingly, Creative recorded a goodwill impairment charge of $29.4 million and other intangible assets impairment charge of $2.0 million in fiscal 2006. In addition to the goodwill and intangible assets impairment charges, 3Dlabs has also recorded restructuring charges of $4.9 million in operating expenses and an inventory charge of $4.3 million to cost of goods sold. The $4.9 million restructuring charges in operating expenses comprised $3.0 million in employee separation costs, $0.3 million in facility exit costs and fixed assets impairment write-downs of $1.6 million. Besides 3Dlabs’ restructuring charges, as part of ongoing worldwide cost-cutting measures, $1.0 million in employee separation costs were charged to operating expenses as part of restructuring costs in fiscal 2006.

Employee separation costs for 3Dlabs and other Creative subsidiaries represent the costs of involuntary severance benefits for approximately 200 employees. As of June 30, 2006, majority of these employees were no longer employed by the company. Facility exit costs consisted primarily of lease termination costs and research and development expenses on some 3Dlabs’ graphics chips.

The following table displays the accruals established for employee separation and facility exit costs (in US$’000):

	Initial Charges	Amounts Paid	Adjustments for Over Accruals	Accruals as of June 30, 2006
Employee separation costs	$3,958	$(2,521)	$(163)	$1,274
Facility exit costs	318	(291)	—	27

Total	$4,276	$(2,812)	$(163)	$1,301

The adjustments for over accruals of $163,000 were reversed to the selling, general and administrative expenses.

Fixed assets impairment write-downs of $1.6 million were attributed to computer hardware and software associated with the 3Dlabs’ facilities that were shut down.

The $4.3 million inventory charge comprised stock obsolescence provisions for 3Dlabs’ graphics cards.

NOTE 13—INTELLECTUAL PROPERTY INDEMNIFICATION OBLIGATIONS

Creative indemnifies certain customers, distributors, suppliers, and subcontractors for attorneys’ fees and damages and costs awarded against these parties in certain circumstances in which its products are alleged to infringe third party intellectual property rights, including patents, trademarks, or copyrights. The terms of its indemnification obligations are generally perpetual from the effective date of the agreement. In certain cases, there are limits on and exceptions to its potential liability for indemnification relating to intellectual property infringement claims. Creative cannot estimate the amount of potential future payments, if any, that the company might be required to make as a result of these agreements. Creative does not expect there to be any consequent material adverse effect on its financial position or results of operations. However, there can be no assurance that Creative will not have any future financial exposure under those indemnification obligations.

NOTE 14—LEGAL PROCEEDINGS

During the course of its ordinary business operations, Creative and its subsidiaries are involved from time to time in a variety of intellectual property and other disputes, including claims against Creative alleging copyright infringement, patent infringement, contract claims, employment claims and business torts. Ongoing disputes exist with, among other entities, Compression Labs, Incorporated (a patent infringement action filed in the Eastern District of Texas, U.S., against Creative Labs, Inc. and 27 other defendants); Nichia Corporation (a patent infringement action filed in the Northern District of California against Creative and other defendants); and representative purchasers of MP3 players (an action alleging false advertising and unfair competition in connection with reported storage capacity). Creative also from time to time receives licensing inquiries and/or threats of potential future patent claims from a variety of entities. Creative believes it has valid defenses to the various claims asserted against it, and intends to defend the actions vigorously. However, should any of these claimants prevail in their suits or claims, Creative does not expect there to be any consequent material adverse effect on its financial position or results of operations.

NOTE 15—INVESTMENTS

Net investment gain of $18.9 million in fiscal year 2006 comprised a $20.9 million net gain from sales of investments offset by $2.0 million in write-downs of investments. Net investment gain of $74.4 million in fiscal year 2005 comprised a $86.0 million net gain from sales of investments offset by $11.6 million in write-downs of investments.

NOTE 16—RELATED PARTY TRANSACTIONS

In fiscal year 2005, Creative procured advertisement production services from a company in which Creative’s CEO and Chairman, Sim Wong Hoo, is deemed to have a substantial interest. The services provided to Creative for the year amounted to $175,000 and were negotiated under normal commercial terms. In fiscal year 2006, Sim Wong Hoo has reduced his deemed interest in that company and is no longer deemed to have a substantial interest in that company.

In January 2003, a company controlled by a director, Ng Kai Wa, entered into a rental agreement with a subsidiary of Creative, which was prior to Ng Kai Wa’s appointment as a director of Creative in June 2005. The rental agreement expired during fiscal year 2006 and the company has moved out of Creative’s premises in April 2006. The rental received by Creative was $189,000 in fiscal year 2005 and $150,000 in fiscal year 2006.

NOTE 17—SHARE CAPITAL AND OTHER RESERVES

Effective January 30, 2006, Creative was subjected to the amendments promulgated under the Companies (Amendment) Act 2005 of Singapore. These amendments included the abolition of the ordinary share par value and authorized capital. The relevant amendments have resulted in all ordinary shares being recorded with no par value. The amendments do not affect the actual number of ordinary shares issued and the paid-in capital of Creative. As a result of the abolition of the ordinary share par value, a significant portion of the additional paid-in capital amounting to $290.2 million became part of the share capital account as at June 30, 2006 and increased the share capital account on that date to $298.5 million. The remaining balance of $52.3 million in the additional paid-in capital were classified as other reserves where it comprised mainly compensation expense for stock options, tax benefits relating to exercise of non qualified stock options by US employees and reserves arising from the buyout of a subsidiary’s convertible preference shares.

NOTE 18—SUBSEQUENT EVENT

In August 2006, Creative and Apple announced a broad settlement ending all legal disputes between the two companies. The settlement terms included a requirement for Apple to pay Creative $100.0 million for a paid-up license to use Creative’s ZEN Patent in all Apple products.

NOTE 19—SEGMENT REPORTING

Creative operates primarily in one industry segment and provides advanced multimedia solutions for personal computers and personal digital entertainment products. Creative has manufacturing plants and distribution centers in Malaysia and China, with the European distribution center located in Dublin, Ireland and the Americas distribution center located in Milpitas, California. Creative focuses its worldwide sales and marketing efforts predominantly through sales offices in North America, Europe and the Asia Pacific region.

The following is a summary of net sales by product category (in US$’000):

	Years ended June 30
	2006	2005	2004
External net sales:
Personal Digital Entertainment	$732,253	$768,649	$268,133
Audio	146,378	166,325	202,490
Speakers	153,911	175,729	183,913
All Other Products	94,989	113,708	160,317

Consolidated	$1,127,531	$1,224,411	$814,853

The following is a summary of operations by geographical regions (in US$’000):

	Years ended June 30
	2006	2005	2004
External net sales:
Asia Pacific	$204,133	$233,152	$125,909
The Americas	457,677	522,489	378,653
Europe	465,721	468,770	310,291

Consolidated	$1,127,531	$1,224,411	$814,853

	Years ended June 30
	2006	2005	2004
Operating (loss) income:
Asia Pacific	$(130,916)	$(77,026)	$33,106
The Americas	2,337	2,397	(171)
Europe	(16,841)	6,081	11,313

Consolidated	$(145,420)	$(68,548)	$44,248

	Years ended June 30
	2006	2005	2004
Depreciation and amortization expenses:
Asia Pacific	$19,204	$20,259	$15,257
The Americas	2,439	2,634	4,238
Europe	1,508	3,484	4,121

Consolidated	$23,151	$26,377	$23,616

	Years ended June 30
	2006	2005	2004
Provision for income taxes:
Asia Pacific	$(7,992)	$(1,705)	$(10,122)
The Americas	(552)	1,353	350
Europe	1,394	1,321	1,233

Consolidated	$(7,150)	$969	$8,539

	As of June 30
	2006	2005
Identifiable assets:
Asia Pacific	$574,499	$748,601
The Americas	156,442	201,569
Europe	99,672	127,304

Consolidated	$830,613	$1,077,474

Long-lived assets are based on the physical location of the assets at the end of each of the fiscal years. Goodwill of $29.4 million as of June 30, 2005 was allocated to Asia Pacific region. Geographic revenue information for the three years ended June 30, 2006 is based on the location of the selling entity.

(In US$’000)	As of June 30
	2006	2005
Identifiable assets:
Singapore	$395,902	$460,791
United States of America	156,442	201,569
Ireland	95,841	122,888
Rest of the World	182,428	292,226

Consolidated	$830,613	$1,077,474

(In US$’000)	Years ended June 30
	2006	2005	2004
Revenue by geographic region:
Singapore	$118,552	$114,860	$66,446
United States of America	457,677	522,489	378,653
Ireland	465,721	468,770	310,291
Rest of the World	85,581	118,292	59,463

Consolidated	$1,127,531	$1,224,411	$814,853

Major customers: In fiscal years 2006, 2005 and 2004, no customer accounted for more than 10% of net revenues. As of June 30, 2006, one customer accounted for more than 10% of net accounts receivable, and as of June 30, 2005 and 2004, two customers accounted for more than 10% of net accounts receivable.

STOCK MARKET INFORMATION

Creative’s ordinary shares have been traded on the NASDAQ Global Market (“NASDAQ”) since August 3, 1992, under the symbol “CREAF.” Creative’s ordinary shares have been traded on the Singapore Exchange (“SGX-ST”) since June 15, 1994. In January 2003, Creative announced that it intends to move to a single primary stock exchange listing on the SGX-ST. Consequently, Creative announced its intention to delist its ordinary shares from NASDAQ and to initiate steps that could facilitate the elimination of its U.S. public reporting obligations. On June 1, 2003, a flow back restriction was commenced. The flow back restriction stops the electronic transfer of Creative’s ordinary shares from the register of The Central Depository (Pte) Limited in Singapore to accounts with brokers located in the United States. The delisting of Creative ordinary shares from NASDAQ would not affect the status of Creative’s shares on the SGX-ST. In October 2004, Creative announced that it had suspended its plan to delist from NASDAQ. Creative will keep shareholders informed in the event that the company decides to resume such plans.

The following table presents, for the registered shares on the NASDAQ and SGX-ST: (i) the annual high and low market prices for the five most recent full fiscal years; (ii) the high and low market prices for each full fiscal quarter for the two most recent full fiscal years; and (iii) the high and low market prices for each month for the most recent six months. These prices do not include retail markups, markdowns, or commissions.

	NASDAQ (Price in US$/Share)		SGX-ST (Price in Singapore $/Share)
	High	Low	High	Low
Annual High and Low
Fiscal 2002	15.05	4.20	27.90	8.15
Fiscal 2003	10.50	5.65	18.90	10.10
Fiscal 2004	12.59	7.73	20.40	13.80
Fiscal 2005	16.89	6.46	27.20	11.00
Fiscal 2006	8.95	4.72	14.40	7.75

Quarterly High and Low
Fiscal 2005:
First Quarter	11.50	9.50	19.00	16.80
Second Quarter	15.66	11.05	24.40	18.30
Third Quarter	16.89	9.40	27.20	15.90
Fourth Quarter	10.26	6.46	17.00	11.00

Fiscal 2006:
First Quarter	8.43	6.38	13.90	11.00
Second Quarter	8.82	7.13	14.20	12.30
Third Quarter	8.95	7.13	14.40	11.80
Fourth Quarter	7.56	4.72	12.10	7.75

Monthly High and Low:
March 2006	7.81	7.13	12.80	11.80
April 2006	7.56	6.10	12.10	10.00
May 2006	6.45	5.44	10.10	8.80
June 2006	5.77	4.72	9.10	7.75
July 2006	6.33	5.26	9.95	8.40
August 2006	6.90	5.22	11.40	8.45

As of August 18, 2006, there were approximately 15,046 shareholders of record of the ordinary shares, of which approximately 258 were registered in the US, and approximately 14,788 in Singapore. Because many of the US shares are held by brokers and other institutions on behalf of shareholders, Creative is unable to estimate the total number of shareholders represented by these US record holders.

On August 18, 2006, the closing price of Creative’s ordinary shares on the NASDAQ Global Market was $5.81 and on the SGX-ST was S$9.25.

THE CREATIVE NETWORK

Worldwide Corporate Headquarters	Creative Advanced Technology Center
Creative Technology Ltd.	1500 Green Hills Road, Suite 205
31 International Business Park,	Scotts Valley, CA 95066
Creative Resource,	Tel: +1-831-440 2800 Fax: +1-831-438 8509
Singapore 609921
Tel: +65-6895 4000 Fax: +65-6895 4999	3Dlabs (Alabama) Inc.
Website: www.creative.com	9668 Madison Boulevard,
Madison, AL 35758
US Headquarters	Tel: +1-256-319 1100 Fax:+1-256-319 1114
Creative Labs, Inc.	Website: www.3dlabs.com
1901 McCarthy Boulevard,
Milpitas, CA 95035	INSIDE ASIA
Tel: +1-408-428 6600 Fax: +1-408-428 6611
Website: www.us.creative.com	Singapore
Broadxent Pte Ltd
European Headquarters	31 International Business Park,
Creative Labs (Ireland) Ltd	Creative Resource,
Ballycoolin Business Park	Singapore 60991
Blanchardstown, Dublin 15, Ireland	Tel: +65-6890 5200 Fax: +65-6890 5269
Tel: +353-1-820 6444 Fax: +353-1-820 9557
Website: www.europe.creative.com	China
Creative Technology (China) Co. Ltd
INSIDE USA	No. 16 Lane 647, Songtao Road, Hi-Tech Park,
Pudong New District, Shanghai,
Operations Center	People’s Republic of China 201203
2011 Senter Road,	Tel: +86-21-6100 1100 Fax: +86-21-6100 1105
San Jose, CA 95112
Tel: +1-408-289 5600	Creative Future Computer Co. Ltd
15 WanQuanZhuang Road,
Creative Labs Customer Response Center	HaiDian District
1523 Cimarron Plaza,	Beijing, People’s Republic of China 100089
Stillwater, Oklahoma 74075	Tel : +86-10-8255-1800 Fax: +86-10-8255-1020
Tel: +1-405-742 6600 Fax: +1-405-742 6644
Creative Technology (Qingdao) Ltd
Cambridge SoundWorks, Inc.	Huashan Township, Jimo City,
100 Brickstone Square, 5th Floor	Qingdao, Shandong
Andover, MA 01810	People’s Republic of China 266216
Tel: +1-978-623 4400 Fax: +1-978-475 7265	Tel : +86-532-8456-0336 Fax: +86-532-8456-0338
Website: www.cambridgesoundworks.com
Hong Kong
Creative Labs (HK) Ltd
E-mu Systems, Inc.	Units 2807-12 28/F, Tower 1, Metroplaza
1500 Green Hills Road, Suite 101	223, Hing Fong Road
Scotts Valley, CA 95066	Kwai Fong, N.T., Hong Kong
Tel: +1-831-438 1921 Fax: +1-831-438 8612	Tel: +852-2331 2930 Fax: +852-2957 9190
Website: www.emu.com
Japan
Creative Media K.K.
Kanda Eight Bldg.,
3F, 4-6-7 Soto-Kanda, Chiyoda-KU,
Tokyo 101-0021, Japan
Tel: +81-3-3256 5577 Fax: +81-3-3256 5221

Malaysia	Germany
Cubic Electronics Sdn Bhd	Creative Labs GmbH
No.1, Jalan T.U.43,	Feringastrasse 4
Taman Tasik Utama, Air Keroh,	85774 Unterföhring, Germany
75450 Melaka, Malaysia	Tel: +49-89-992 8710 Fax: +49-89-9928 7122
Tel: +60-6-251 2888 Fax: +60-6-251 2999

Creative Labs Sdn Bhd	Italy
Unit 11.06 Level 11 AMODA	Creative Labs Srl
22 Jalan Imbi	Strada 4 ED A/2
55100 Kuala Lumpur, Malaysia	20090 Assago Milanofiori, (MI), Italy
Tel: +03-2142 6759 Fax: +03-2144 4948	Tel: +39-02-822 8161 Fax: +39-02-5750 0768

Taiwan
Creative Labs Taiwan Co., Ltd	Poland
2F, No. 5, Lane 345, YangGuang Street,	Creative Labs Sp. z o.o
Neihu District, Taipei City 114-68,	02-708 Warsaw
Taiwan,R.O.C.	ul. Bzowa 21, Poland
Tel: +886-2-8797 2928 Fax: +886-2-8797 2488	Tel: +48-22-853 02 66 Fax: +48-22-843 2283

Australia/New Zealand	Portugal
Creative Labs Pty Ltd	Creative Labs Lda.
P. O. Box 7514	Edificio Monsanto
Silverwater 2128	Rua Alto do Montijo, Lt. 1 / 2
Australia	2794-088 Carnaxide, Portugal
Tel: +61-2-9021 9800 Fax: +61-2-9021 9899	Tel: +351 214 169 010 Fax: +351 214 169 011

United Arab Emirates	Spain
Creative Labs (M.E.) FZE	Creative Labs, S.L.
P.O. Box 17506	Constitución 1, 4º - 3º
Jebel Ali Free Zone, Dubai	Edificio Diagonal 2
United Arab Emirates	08960 Sant Just Desvern, Barcelona, Spain
Tel: +97-14-881 0260 Fax: +97-14-881 0261	Tel: +34-93-470 3150 Fax: +34-93-499 0811

INSIDE EUROPE	Sweden
Creative Technologies Scandinavia AB
Benelux	Spånga Center, Stormbyvägen 2-4,
Creative Labs NV	S-163 29 Spånga, Sweden
Royal House, Coremansstraat 34 bus 2	Tel: +46-8-564 72020 Fax: +46-8-795 7835
B-2600 Berchem, Belgium
Tel: +32-3-2878777 Fax: +32-3-2308550	United Kingdom
Creative Labs (UK) Ltd
Denmark	Unit 3, The Pavilions
Creative Labs A/S	Ruscombe Business Park
Gydevang 39-41	Ruscombe, Berkshire, RG10 9NN,
DK-3450, Allerød, Denmark	United Kingdom
Tel: +45-48-16 84 00 Fax: +45-48-16 84 01	Tel: +44-118-9344 322 Fax: +44-118-9320 271

France	3Dlabs Ltd
Creative Labs, SA	Meadlake Place
102/116 Rue Victor Hugo	Thorpe Lea Road
92686 Levallois Perret Cedex, France	Egham, Surrey, TW20 8HE, United Kingdom
Tel: +33-1-55 21 33 50 Fax: +33-1-55 21 33 51	Tel: +44-178-4470 555 Fax: +44-178-4470 699

CORPORATE DIRECTORY

BOARD OF DIRECTORS

Sim Wong Hoo,	Chairman
Tan Lip-Bu,	Director
Tang Chun Choy,	Director
Lee Kheng Nam,	Director
Ng Kai Wa,	Director

CORPORATE HEADQUARTERS	COMPANY SECRETARY

31 International Business Park	Ng Keh Long
Creative Resource	31 International Business Park
Singapore 609921	Creative Resource
Tel: 65-6895-4000	Singapore 609921

US HEADQUARTERS	REGISTRAR / TRANSFER AGENT

1901 McCarthy Boulevard	Lim Associates (Pte) Ltd
Milpitas CA 95035 USA	10 Collyer Quay
Tel: 1-408-428-6600	#19-08 Ocean Building
Singapore 049315
&
EUROPE HEADQUARTERS	Mellon Investor Services LLC
Shareholder Relations
Ballycoolin Business Park	P. O. Box 3315
Blanchardstown	South Hackensack, NJ 07606 USA
Dublin 15, Republic of Ireland	or
Tel: 353-1-820-6444	480 Washington Boulevard
Jersey City, NJ 07310-1900 USA

CORPORATE COUNSEL	INDEPENDENT ACCOUNTANTS

Arfat Selvam Alliance LLC	PricewaterhouseCoopers
16 Collyer Quay	8 Cross Street #17-00
#11-02 Hitachi Tower	PWC Building
Singapore 049318	Singapore 048424

CREATIVE TECHNOLOGY LTD.

(Incorporated in Singapore)

AND SUBSIDIARY COMPANIES

SUPPLEMENTARY INFORMATION TO ANNUAL REPORT 2006

For the financial year ended 30 June 2006

CREATIVE TECHNOLOGY LTD.

AND SUBSIDIARY COMPANIES

DIRECTORS’ REPORT

For the financial year ended 30 June 2006

The directors present their report to the members together with the audited financial statements of the Group for the financial year ended 30 June 2006 and the unconsolidated balance sheet of the Company at 30 June 2006. The audited financial statements of the Group are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

The statutory financial statements of the Group and the unconsolidated balance sheet of the Company are presented in United States of America dollar (“US$”) as the principal currency in which the Company and its subsidiaries conduct their business is the US$.

1.	DIRECTORS

The directors of the Company at the date of this report are:

Sim Wong Hoo

Tan Lip-Bu

Tang Chun Choy

Lee Kheng Nam

Ng Kai Wa

2.	ARRANGEMENTS TO ENABLE DIRECTORS TO ACQUIRE SHARES AND DEBENTURES

Neither at the end of nor at any time during the financial year was the Company a party to any arrangement whose object was to enable the directors of the Company to acquire benefits by means of the acquisition of shares in, or debentures of, the Company or any other body corporate, other than as disclosed under “Employee Stock Option Plans” on pages 2 to 3.

3.	DIRECTORS’ INTERESTS IN SHARES AND DEBENTURES

(a)	According to the register of directors’ shareholdings, the interests of the directors holding office at the end of the financial year in the share capital of the Company and related corporations were as follows:

	Holdings registered in the name of the director		Holdings in which the director is deemed to have an interest
Name of director	At 1.7.2005 or date of appointment	At 30.6.2006	At 1.7.2005 or date of appointment	At 30.6.2006
Creative Technology Ltd.
(Ordinary shares)

Sim Wong Hoo	25,984,602	25,984,602	—	—
Tan Lip-Bu	85,000	85,000	—	—
Tang Chun Choy	20,000	20,000	—	—
Lee Kheng Nam	—	—	10,000	10,000
Ng Kai Wa	2,362,005	2,362,005	—	—

1

CREATIVE TECHNOLOGY LTD.

AND SUBSIDIARY COMPANIES

DIRECTORS’ REPORT

For the financial year ended 30 June 2006

3.	DIRECTORS’ INTERESTS IN SHARES AND DEBENTURES (continued)

In addition, by virtue of his interest of not less than 20% in the issued share capital of Creative Technology Ltd., Sim Wong Hoo is also deemed under the Companies Act to have interests in all of the Company’s subsidiaries.

(b)	According to the register of directors’ shareholdings, certain of the directors holding office at 30 June 2006 had interests in the options to subscribe for ordinary shares of the Company granted pursuant to the Creative Technology (1999) Share Option Scheme (“1999 Scheme”):

	Holdings registered in the name of the director
Name of director	At 1.7.2005	At 30.6.2006
Creative Technology Ltd.
Tan Lip-Bu	—	80,000
Tang Chun Choy	—	80,000
Lee Kheng Nam	—	80,000
Ng Kai Wa	—	80,000

None of the directors of the Company at the end of the financial year had any interest in debentures of the Company or any related corporations.

4.	DIRECTORS’ CONTRACTUAL BENEFITS

Since the end of the previous financial year, no director has received or become entitled to receive a benefit by reason of a contract made by the Company or a related corporation with the director or with a firm of which he is a member or with a company in which he has a substantial financial interest, except as disclosed in this report and the financial statements.

5.	EMPLOYEE STOCK OPTION PLANS

In December 1998, the Company adopted the Creative Technology (1999) Share Option Scheme (“1999 Scheme”) which allows options to be granted to full-time employees as well as consultants and non-executive directors. The total number of shares that may be granted as options is 7.5 million provided that such amount shall be automatically increased on the first day (1 July) of each of the five financial years ending 30 June 2001, 2002, 2003, 2004 and 2005 by four percent of the issued share capital of the Company as at the last day of the immediate preceding financial year. The Option Committee, made up of the Board of Directors has the discretion to decide the vesting schedule in the letter of offer. If it is not specifically stated in the letter of offer, 1/4 of the total amount of the grant vest on the first anniversary of the grant date and 1/48 of the total amount of the grant on the last day of each calendar month thereafter. The exercise price of options granted under the 1999 Scheme may be less than the fair market value of the shares as of the date of grant and the options expire after the tenth anniversary of the date of grant, except in the case of options granted to participants other than employees, options expire not later than the fifth anniversary of the date of grant. The Company issues new shares to satisfy its share-based exercise.

2

CREATIVE TECHNOLOGY LTD.

AND SUBSIDIARY COMPANIES

DIRECTORS’ REPORT

For the financial year ended 30 June 2006

5.	EMPLOYEE STOCK OPTION PLANS (continued)

There were no options granted under the 1999 Scheme in the financial year 2005. During the financial year ended 30 June 2006, the Company granted 3,120,000 stock options under the 1999 Scheme with a total grant date fair value of US$5,087,000. The weighted average grant date fair value of options granted was US$1.63 per share.

A summary of options granted to employees and non-employee directors under the Company’s stock option plans is presented below:

	Options Outstanding
	Number of Shares (‘000)	Weighted Average Exercise Price (US$)	Weighted Average Remaining Contractual Life (years)
Balance at 1 July 2005	6,581	6.93	5.23
Granted – at fair market value	3,120	7.50
Exercised	(677)	4.29
Cancelled	(355)	8.92

Balance at 30 June 2006	8,669	7.26	5.78

The total number of options exercisable at 30 June 2006 and 2005 under the 1999 Scheme were 5,516,000 and 6,027,000, respectively.

6.	AUDIT COMMITTEE

The Audit Committee of the Board of Directors was formed in 1992. The members of the Committee, all of whom are non-executive directors, are as follows:

Lee Kheng Nam (Chairman)

Tang Chun Choy

Ng Kai Wa

In performing its functions, the Committee reviewed the audit plan and the overall scope of work of the external auditors. It met with the auditors to discuss the results of their examination and their evaluation of the system of internal accounting controls of the Company and its subsidiaries.

The Committee also reviewed the unconsolidated balance sheet of the Company and the consolidated financial statements of the Group as well as the auditors’ report thereon and recommended to the Board of Directors the nomination of PricewaterhouseCoopers as auditors of the Company at the forthcoming annual general meeting.

3

CREATIVE TECHNOLOGY LTD.

AND SUBSIDIARY COMPANIES

DIRECTORS’ REPORT

For the financial year ended 30 June 2006

7.	AUDITORS

The auditors, PricewaterhouseCoopers have expressed their willingness to accept re–appointment.

On behalf of the directors

Sim Wong Hoo	Lee Kheng Nam
Director	Director

Singapore, 21 September 2006

4

CREATIVE TECHNOLOGY LTD.

AND SUBSIDIARY COMPANIES

STATEMENT BY DIRECTORS

In the opinion of the directors,

(i)	the consolidated financial statements of the Group as set out in the Annual Report are drawn up so as to give a true and fair view of the state of affairs of the Group at 30 June 2006, and of the results of the business, cash flows and changes in equity of the Group for the financial year then ended;

(ii)	the unconsolidated balance sheet of the Company together with notes are drawn up so as to give a true and fair view of the state of affairs of the Company at 30 June 2006; and

(iii)	at the date of this statement, there are reasonable grounds to believe that the Company will be able to pay its debts as and when they fall due.

On behalf of the directors

Sim Wong Hoo	Lee Kheng Nam
Director	Director

Singapore, 21 September 2006

5

CREATIVE TECHNOLOGY LTD.

AND SUBSIDIARY COMPANIES

AUDITORS’ REPORT TO THE MEMBERS OF CREATIVE TECHNOLOGY LTD.

(In compliance with the requirements of the Singapore Companies Act)

We have audited the consolidated financial statements of Creative Technology Ltd. (the “Company”) and its subsidiary companies (the “Group”) as at 30 June 2006, and for the year ended 30 June 2006, set out on pages 22 to 45 of the Annual Report, in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). The consolidated financial statements of the Group are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). These financial statements are the responsibility of the directors. Our responsibility is to express an opinion on these financial statements based on our audit. We reported separately on the financial statements of the Group on 21 September 2006 and our report is included thereon.

We have also audited the accompanying unconsolidated balance sheet of the Company as part of the audit of the consolidated financial statements referred to above. The unconsolidated balance sheet of the Company is the responsibility of the directors and should be read in conjunction with the consolidated financial statements. The unconsolidated balance sheet of the Company as at 30 June 2006 and notes therein as set out on page 7 to 13 are presented as required by the Singapore Companies Act, Cap. 50 (the “Act”).

In our opinion,

(a)	the consolidated financial statements of the Group, and the accompanying unconsolidated balance sheet of the Company, are properly drawn up in accordance with the provisions of the Act and US GAAP, so as to give a true and fair view of the state of affairs of the Group and of the Company as at 30 June 2006, and the results, cash flows and changes in equity of the Group for the financial year ended on that date; and

(b)	the accounting and other records required by the Act to be kept by the Company and by those subsidiaries incorporated in Singapore of which we are the auditors have been properly kept in accordance with the provisions of the Act.

PricewaterhouseCoopers

Certified Public Accountants

Singapore, 21 September 2006

6

CREATIVE TECHNOLOGY LTD.

UNCONSOLIDATED BALANCE SHEET

As at 30 June 2006

		2006	2005
	Note	US$’000	US$’000
ASSETS
Current assets
Cash and cash equivalents	3	172,961	128,767
Accounts receivable, net	4	7,773	15,124
Amounts receivable from subsidiaries	9	243,828	302,224
Inventories	5	117,486	224,031
Other assets and prepaids	6	31,527	25,372

Total current assets		573,575	695,518

Property, plant and equipment, net	7	4,217	5,159
Other non-current assets	8	4,313	7,294
Interest in subsidiaries	9	227,883	318,527

Total assets		809,988	1,026,498

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable		76,464	111,880
Amounts due to subsidiaries	9	22,838	24,330
Accrued liabilities	10	37,085	42,914
Income taxes payable		905	1,452
Current portion of long-term obligations	12	65	50

Total current liabilities		137,357	180,626

Amount due to subsidiaries	9	91,059	76,259
Long-term obligations	12	175,019	175,081
Deferred taxation	11	13,400	13,400

Total liabilities		416,835	445,366

Shareholders’ equity
Share capital	13	298,474	8,286
Additional paid-in capital	13	—	310,150
Other reserves	14	24,802	—
Revaluation reserve	15	19,453	65,280
Retained earnings		50,424	197,416

Total shareholders’ equity		393,153	581,132

Total liabilities and shareholders’ equity		809,988	1,026,498

The accompanying notes form an integral part of this unconsolidated balance sheet

Auditors’ Report – Page 6

7

CREATIVE TECHNOLOGY LTD.

NOTES TO THE UNCONSOLIDATED BALANCE SHEET

For the financial year ended 30 June 2006

These notes form an integral part of and should be read in conjunction with the accompanying unconsolidated balance sheet.

1.	GENERAL

The Company is domiciled and incorporated in Singapore and is listed on both the Singapore Exchange Securities Trading Limited (“SGX”) and NASDAQ National Market. The address of its registered office is:

31 International Business Park

Creative Resource

Singapore 609921

The principal activities of the Company consist of the design, manufacture and distribution of digitised sound and video boards, computers and related multimedia and personal digital entertainment products.

The Company is required to file its audited balance sheet in accordance with the provisions of the Singapore Companies Act, Cap. 50 (the “Act”) with the Accounting and Corporate Regulatory Authority (“ACRA”). This standalone Company balance sheet is referred to as unconsolidated balance sheet herein.

Under the Companies (Accounting Standards for Listed Companies) Order 2003 of the Singapore Companies (Amendment) Act, where a SGX listed company is also listed on a foreign exchange which requires the Company to comply with accounting standards other than Financial Reporting Standards, the Company shall apply these alternative accounting standards if they are approved accounting standards by SGX and the Company has notified ACRA its intention. As the accounting principles generally accepted in the United States (“US GAAP”) is an approved accounting standards and the Company has notified ACRA of its intention, the Company unconsolidated balance sheet has been prepared in accordance with US GAAP.

The unconsolidated balance sheet of the Company should be read in conjunction with the consolidated financial statements, its basis of preparation and significant accounting policies. The consolidated financial statements are prepared in accordance with US GAAP and are included in the Annual Report of the Company.

The unconsolidated balance sheet is expressed in United States dollar (“US$”), which is the functional and presentation currency. All dollar amounts included in the unconsolidated balance sheet and in the notes herein are US$ unless designated as Singapore dollar (“S$”).

8

CREATIVE TECHNOLOGY LTD.

NOTES TO THE UNCONSOLIDATED BALANCE SHEET

For the financial year ended 30 June 2006

2.	SIGNIFICANT ACCOUNTING POLICY

Subsidiaries

For the purpose of presenting the unconsolidated balance sheet of the Company in accordance with US GAAP, the Company equity accounted for its share of the net asset values of the respective subsidiaries and associated companies.

3.	CASH AND CASH EQUIVALENTS

	2006	2005
	US$’000	US$’000
Cash and bank balances	9,711	11,454
Fixed rate deposits	163,250	117,313

	172,961	128,767

4.	ACCOUNTS RECEIVABLE

	2006	2005
	US$’000	US$’000
Accounts receivable (third parties)	10,422	19,248
Less: Allowance for doubtful trade debts and sales return	(2,649)	(4,124)

	7,773	15,124

5.	INVENTORIES

	2006	2005
	US$’000	US$’000
Raw materials	68,173	144,691
Work-in-progress	476	15,451
Finished products	48,837	63,889

	117,486	224,031

6.	OTHER ASSETS AND PREPAIDS

	2006	2005
	US$’000	US$’000
Prepaid royalties	369	251
Prepaid sales taxes	6,541	6,554
Tax recoverable	21,842	14,263
Prepaid expenses, other receivables and deposits	2,775	4,304

	31,527	25,372

9

CREATIVE TECHNOLOGY LTD.

NOTES TO THE UNCONSOLIDATED BALANCE SHEET

For the financial year ended 30 June 2006

7.	PROPERTY, PLANT AND EQUIPMENT

	2006	2005
	US$’000	US$’000
Cost
Machinery and equipment	17,462	20,283
Furniture, fixtures and office equipment	27,280	26,281
Leasehold improvements	5,290	4,494

Total cost	50,032	51,058
Total accumulated depreciation	(45,815)	(45,899)

Property, plant and equipment, net	4,217	5,159

Included in the above are fixed assets of the Company acquired under capital leases with net book value of US$52,000 (2005: US$109,000) [see Note 12].

8.	OTHER NON-CURRENT ASSETS

	2006	2005
	US$’000	US$’000
Intangible assets	16,533	16,633
Accumulated amortisation	(15,019)	(13,626)

Intangible assets, net	1,514	3,007
Other non-current assets	2,799	4,287

	4,313	7,294

9.	SUBSIDIARIES

	2006	2005
	US$’000	US$’000
Unquoted equity shares, at cost	251,375	247,322
Add: Amount due from subsidiaries (a)	316,038	304,134
Less: Share of losses of subsidiaries	(358,983)	(298,209)
Add: Revaluation reserve (Note 15)	19,453	65,280

Interest in subsidiaries	227,883	318,527

(a) Amount due from subsidiaries	559,866	606,358
Less: current amounts	(243,828)	(302,224)

	316,038	304,134

(b) Amount due to subsidiaries	(113,897)	(100,589)
Less: current amounts	22,838	24,330

	(91,059)	(76,259)

Included in the non-current amounts due from subsidiaries is an unsecured loan bearing interest at LIBOR plus a margin of 0.95%. The remaining non-current amounts due from and due to subsidiaries are interest-free and unsecured. Non-current amounts are not expected to be repaid within the 12 months after the balance sheet date.

10

CREATIVE TECHNOLOGY LTD.

NOTES TO THE UNCONSOLIDATED BALANCE SHEET

For the financial year ended 30 June 2006

10.	ACCRUED LIABILITIES

	2006	2005
	US$’000	US$’000
Marketing accruals	1,307	1,381
Payroll accruals	7,707	9,142
Royalty accruals	2,139	1,624
Products warranty accruals	8,651	11,410
Other accruals	17,281	19,357

	37,085	42,914

11.	INCOME TAXES

The Company was granted a Pioneer Certificate in 1990 under the Singapore Economic Expansion Incentives (Relief from Income Tax) Act, Cap. 86 for the design and manufacture of digital computer video, audio and multimedia products, including personal computers and related components, chipsets and software but not including interest income. The Pioneer Certificate exempted income derived from such activities (“Pioneer Income”) from tax in Singapore, subject to certain conditions. The Pioneer Certificate expired in March 2000.

The Company was granted a new Pioneer Certificate under the International Headquarters Award that will expire in March 2010. Under the new Pioneer Certificate, profits arising from qualifying activities will be exempted from income tax in Singapore, subject to certain conditions. As a result of obtaining the new Pioneer Certificate, there was a tax write-back of US$10.0 million and US$12.3 million in the financial year 2006 and 2004. The reversal was related to corporate taxes provided for in full for profits arising from qualifying activities from the commencement date of the new Pioneer Certificate until the second quarter of financial year 2004, based on the standard tax rates of 24.5% for financial year 2001 and 22% for financial year 2002 and 22% for financial year 2003 and 20% for financial year 2004. These standard corporate income tax rates continue to be applicable to profits arising from activities excluded from the new Pioneer Certificate. The estimated tax recoverable has been recorded on the balance sheet as disclosed in Note 6.

The tax effect of significant items comprising the Company’s deferred tax liabilities are as follows:

	2006	2005
	US$’000	US$’000
Deferred tax liabilities:
Unremitted offshore interest income	7,256	7,256
Undistributed profit of certain foreign subsidiaries and others	6,144	6,144

	13,400	13,400

11

CREATIVE TECHNOLOGY LTD.

NOTES TO THE UNCONSOLIDATED BALANCE SHEET

For the financial year ended 30 June 2006

12.	LONG-TERM OBLIGATIONS

Long-term obligations consist of the following:

	2006	2005
	US$’000	US$’000
Capital leases and hire purchase contracts (a)	84	131
Less: current amounts	(65)	(50)

	19	81
Bank loan (b)	175,000	175,000

	175,019	175,081

(a)	Capital leases and hire purchase contracts

Minimum lease obligations:
Within 1 year	74	57
Within 2 to 5 years	21	96

	95	153
Less: amounts representing interest	(11)	(22)

Total capital lease obligations	84	131

The liability is secured on the property, plant and equipment acquired under capital lease contracts (see Note 7).

(b)	Bank Loan

Refer to Note 11 of the consolidated financial statements for details of the bank loans.

13.	SHARE CAPITAL AND ADDITIONAL PAID-IN CAPITAL

	No. of shares		Amount
					Additional Paid-In Capital
	Authorised share capital	Issued share capital	Authorised share capital	Issued share capital	Amortised portion of deferred share compensation	Arising on issuance of warrants and options in connection with the acquisition of subsidiaries	Capital redemption reserves	Share premium	Total additional- paid-in- capital
	‘000	‘000	S$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
Balance at beginning of the year	200,000	83,593	50,000	8,286	15,958	6,951	3,825	283,416	310,150
Proceeds from share issue	—	678	—	100	—	—	—	2,847	2,847
Share-based compensation	—	—	—	—	1,893	—	—	—	1,893
Share buyback	—	(1,000)	—	(150)	—	—	150	—	150

Effect of Companies (Amendment) Act 2005
- Transfer to share capital	(200,000)	—	(50,000)	290,238	—	—	(3,975)	(286,263)	(290,238)
- Transfer to other reserves	—	—	—	—	(17,851)	(6,951)	—	—	(24,802)

Balance at end of the year	—	83,271	—	298,474	—	—	—	—	—

12

CREATIVE TECHNOLOGY LTD.

NOTES TO THE UNCONSOLIDATED BALANCE SHEET

For the financial year ended 30 June 2006

13.	SHARE CAPITAL AND ADDITIONAL PAID-IN CAPITAL (continued)

Under the Companies (Amendment) Act 2005 that came into effect on 30 January 2006, the concepts for par value and authorised share capital are abolished and the amount in the share premium account as of 30 January 2006 is required to become part of the company’s share capital.

14.	OTHER RESERVES

	2006	2005
	US$’000	US$’000
Transfer from additional paid-in capital:
Effect of Companies (Amendment) Act 2005
Amortised portion of deferred share compensation	17,851	—
Arising on issuance of warrants and options in connection with the acquisition of subsidiaries	6,951	—

	24,802	—

15.	REVALUATION RESERVE

The revaluation reserve comprised the unrealised gains/(losses) on revaluation of investments held by the subsidiaries.

The movement in the revaluation reserve account during the year is as follows:

	2006	2005
	US$’000	US$’000
Balance at the beginning of the year	65,280	151,153
Share of unrealised losses on investment of certain subsidiaries	(45,827)	(85,873)

Balance at the end of the year (Note 9)	19,453	65,280

16.	FAIR VALUE OF FINANCIAL INSTRUMENTS

For certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, other assets and receivables, accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities. The amounts shown for long term obligations approximate fair value because current interest rates charged to the Company for debts of similar maturities are substantially the same.

13

CREATIVE TECHNOLOGY LTD.

STATISTICS OF SHAREHOLDING

As at 18 August 2006

Issued and Fully Paid Up Capital	: S$501,544,388
Class of Shares	: Ordinary shares with equal voting rights

Size of Shareholding	Number of Shareholders	Percentage of Shareholders (%)	Number of Shares	Percentage of Shares (%)
1 – 999	7,801	51.85	2,250,601	2.70%
1,000 - 10,000	7,008	46.58	14,911,247	17.89%
10,001 - 1,000,000	226	1.50	9,204,127	11.05%
1,000,001 and over	11	0.07	56,962,536	68.36%

Total	15,046	100.00%	83,328,511	100.00%

		TOP TWENTY SHAREHOLDERS
Name of Shareholder		Number of Shares	Percentage (%)
1	Sim Wong Hoo	13,381,552	16.06%
2	Merrill Lynch (Singapore) Pte Ltd	8,690,383	10.43%
*3	CEDE & Co	8,464,141	10.16%
4	Citibank Nominees Singapore Pte Ltd	7,460,033	8.95%
5	DBS Nominees Pte Ltd	6,250,972	7.50%
6	Raffles Nominees Pte Ltd	3,489,494	4.19%
7	HSBC (Singapore) Nominees Pte Ltd	2,559,830	3.07%
8	Ng Kai Wa & Ng Sin Choon	2,000,000	2.40%
9	DBSN Services Pte Ltd	1,821,925	2.19%
10	United Overseas Bank Nominees Pte Ltd	1,715,628	2.06%
11	DB Nominees (S) Pte Ltd	1,128,578	1.36%
12	OCBC Nominees Singapore	677,443	0.81%
13	BNP Paribas Nominees Singapore Pte Ltd	554,000	0.66%
14	Ngan Tang Joo	377,950	0.45%
15	UOB Kay Hian Pte Ltd	357,460	0.43%
16	OCBC Securities Private Ltd	304,070	0.37%
17	Chan Siew Kim Alice	300,000	0.36%
18	Phillip Securities Pte Ltd	293,750	0.35%
19	Western Properties Pte Ltd	257,000	0.31%
20	DBS Vickers Securities (S) Pte Ltd	243,950	0.29%

Total		60,328,159	72.40%

____________

*	A nominee name used by The Depository Trust Company of New York to register shares in.

	Number of Ordinary shares
Substantial Shareholders	Direct Interest	Deemed Interest
Sim Wong Hoo	25,984,602	—

14

CREATIVE TECHNOLOGY LTD.

CORPORATE DIRECTORY

BOARD OF DIRECTORS

Sim Wong Hoo,	Chairman
Tan Lip-Bu,	Director
Tang Chun Choy,	Director
Lee Kheng Nam,	Director
Ng Kai Wa,	Director

CORPORATE HEADQUARTERS	COMPANY SECRETARY

31 International Business Park	Ng Keh Long
Creative Resource	31 International Business Park
Singapore 609921	Creative Resource
Tel: 65-6895-4000	Singapore 609921

US HEADQUARTERS	REGISTRAR/TRANSFER AGENT

1901 McCarthy Boulevard	Lim Associates (Pte) Ltd
Milpitas CA 95035 USA	10 Collyer Quay
Tel: 1-408-428-6600	#19-08 Ocean Building
Singapore 049315
EUROPE HEADQUARTERS	&
Mellon Investor Services LLC
Ballycoolin Business Park	Shareholder Relations PO Box 3315
Blanchardstown Dublin 15	South Hackensack, NJ 07606 USA or
Republic of Ireland	480 Washington Boulevard, Jersey City
Tel: 353-1-820-6444	NJ 07310-1900 USA

CORPORATE COUNSEL	INDEPENDENT ACCOUNTANTS

Arfat Selvam Alliance LLC	PricewaterhouseCoopers
16 Collyer Quay	8 Cross Street #17-00
#11-02 Hitachi Tower	PWC Building
Singapore 049318	Singapore 048424

15